================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Lumisys Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock.
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $4.05 per share. In accordance with Section (c)(1) of Rule 0-11, the filing fees calculated based on the proposed cash payment to be transferred to the security holders in the transaction.
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction: $39,000,000

     -------------------------------------------------------------------------


     (5) Total fee paid: $7,800

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                          [Lumisys Incorporated LOGO]

December   , 2000

Dear Fellow Stockholders:

   The Board of Directors of Lumisys Incorporated has called a special meeting of stockholders for December 22, 2000. At this important meeting, you will be asked to consider and vote upon a proposal to merge our company with a wholly-owned subsidiary of Eastman Kodak Company.

   The place, time and date of the special meeting are as follows:

                              225 Humboldt Court
                              Sunnyvale, CA 94089
                   10:30 a.m., local time, December 22, 2000

   The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. A copy of the merger agreement is attached to the proxy statement as APPENDIX A. If the transaction is completed, Lumisys stockholders will be entitled to receive $4.05 per share in cash for each of their shares of Lumisys common stock. After the merger, Lumisys will be a wholly-owned subsidiary of Kodak. Lumisys' subsidiary, AuntMinnie.com, will remain a subsidiary of Lumisys.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, LUMISYS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

   YOUR VOTE IS VERY IMPORTANT. We cannot proceed with the merger unless the stockholders of Lumisys adopt the merger agreement. You are cordially invited to attend the special meeting. Whether or not you plan to attend, please complete and mail the enclosed proxy card to us. If you do not return your proxy card or instruct your broker how to vote your shares held in your broker's name, the effect will be the same as a vote against the merger.

                                          Sincerely,

                                          /s/ Bala S. Manian
                                          -------------------------------------
                                          Bala S. Manian, Ph.D.
                                          Chairman of the Board and Acting
                                          Chief Executive Officer

                                    LUMISYS
                              225 Humboldt Court
                              Sunnyvale, CA 94089

                               ----------------

                   Notice of Special Meeting of Stockholders
                        to be held on December 22, 2000

                               ----------------

TO THE STOCKHOLDERS OF LUMISYS INCORPORATED:

   Lumisys Incorporated, a Delaware corporation ("Lumisys"), will hold a Special Meeting of Stockholders on December 22, 2000 at 10:30 a.m., local time, at Lumisys' offices at 225 Humboldt Court, Sunnyvale, California 94089, to vote on:

  . A proposal to approve and adopt the Agreement and Plan of Merger dated as of November 9, 2000, by and among Lumisys, Eastman Kodak Company, a New Jersey corporation ("Kodak"), and Sunfish Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Kodak ("Sunfish"), a copy of which is attached as APPENDIX A to the accompanying proxy statement, pursuant to which Sunfish will merge with and into Lumisys. Each share of Lumisys common stock (other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Section 262 of the Delaware General Corporation
     Law), will be converted into the right to receive $4.05 in cash for each share of Lumisys common stock held as of the effective time of the merger.

  . Any other business that may properly come before the special meeting or any adjournment, postponement, continuation or rescheduling of the special meeting.

   Only stockholders of record at the close of business on November 30, 2000 will receive notice of and be entitled to vote at the special meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

   Lumisys stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as APPENDIX C to the accompanying proxy statement and a summary of these provisions can be found under "Appraisal Rights in the Merger" in the accompanying proxy statement.

   Your Board of Directors recommends that you vote "FOR" approval and adoption of the Agreement and Plan of Merger.

                                          By Order of the Board of Directors

                                          /s/ Dean MacIntosh
                                          Dean MacIntosh
                                          Executive Vice President
Sunnyvale, California
December   , 2000


 PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                    LUMISYS
                              225 Humboldt Court
                              Sunnyvale, CA 94089

                               ----------------

                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 22, 2000

                               ----------------

                                 INTRODUCTION

   We are furnishing this Proxy Statement to the stockholders of Lumisys Incorporated ("Lumisys"), in connection with the solicitation by Lumisys' Board of Directors of proxies to be used at a Special Meeting of Stockholders, as it may be adjourned, postponed, continued or rescheduled from time to time, to be held on December 22, 2000 at 10:30 a.m., local time, at 225 Humboldt Court, Sunnyvale, California 94089. The purpose of the special meeting is for Lumisys stockholders to vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of November 9, 2000, by and among Lumisys, Eastman Kodak Company ("Kodak"), and Sunfish Acquisition Corp. ("Sunfish"), a newly-formed, wholly owned subsidiary of Kodak, and the transactions contemplated thereby. The Merger Agreement provides, among other things, that:

  .  Sunfish will merge with and into Lumisys;

  . Lumisys will continue as the surviving corporation and will be a wholly owned subsidiary of Kodak;

  . each share of Lumisys common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will convert into the right to receive $4.05 in cash; and

  . each unexercised option to purchase Lumisys common stock outstanding at the effective time of the merger with an exercise price of $4.05 or less will be converted into the right to receive an amount equal to $4.05 per share less the exercise price per share of such option.

   We are first mailing this Proxy Statement and the accompanying notice,
proxy card and letter on or about December   , 2000 to Lumisys stockholders
entitled to receive notice of, and to vote at, the special meeting.

   Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable procedures described in Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. We have summarized for you the provisions of Section 262 of the Delaware General Corporation Law in the section of this Proxy Statement called "Appraisal Rights in the Merger." That summary includes a description of the procedure that dissenting stockholders must follow to assert appraisal rights. The entire text of Section 262 of the Delaware General Corporation Law is attached as APPENDIX C to this Proxy Statement.

   THE LUMISYS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Introduction..............................................................   i
Summary Term Sheet........................................................   1
Questions and Answers About the Merger....................................   2
Summary...................................................................   4
 The Participants (page 12)...............................................   4
 The Merger (page 12).....................................................   4
 The Special Meeting of Stockholders (page 29)............................   7
Lumisys' Selected Historical Financial Data...............................   9
Market Price of Lumisys Common Stock......................................  10
Cautionary Statement Concerning Forward-Looking Information...............  11
Special Factors...........................................................  12
 Participants in the Merger...............................................  12
 Structure of the Merger..................................................  12
 Merger Consideration.....................................................  12
 Background of the Merger.................................................  12
 Reasons for the Merger; Recommendation of the Board of Directors.........  14
 Opinion of Lumisys' Financial Advisor....................................  15
 Source of Funds..........................................................  19
 Material Federal Income Tax Consequences of the Merger...................  19
 Anticipated Accounting Treatment.........................................  20
 Regulatory Matters.......................................................  20
 Interests of Lumisys' Directors and Officers in the Merger that May
  Differ From Your Interests..............................................  20
 Severance Arrangements...................................................  21
 Executive Officers and Directors of the Surviving Corporation............  21
 Consequences of the Merger; Plans for Lumisys After the Merger...........  21
 Conduct of Lumisys' Business if the Merger is Not Completed..............  21
The Merger Agreement......................................................  22
 The Merger...............................................................  22
 When the Merger Will Be Completed........................................  22

                                                                           Page
                                                                           ----
 Certificate of Incorporation, By-Laws, Directors and Officers of the
  Surviving Corporation...................................................  22
 Conversion of Lumisys Shares.............................................  22
 Stock Options and Warrants...............................................  23
 Employee Stock Purchase Plan.............................................  23
 Payment for Lumisys Shares...............................................  23
 Procedures for Exchanging Your Stock Certificates........................  23
 Representations and Warranties...........................................  23
 Conduct of Business Prior to Closing.....................................  25
 No Solicitation Period...................................................  25
 Additional Covenants of Kodak and Lumisys................................  26
 Additional Covenant of Lumisys...........................................  26
 Indemnification of Lumisys Officers and Directors........................  26
 Conditions to Closing....................................................  27
 Termination..............................................................  27
 Fees and Expenses........................................................  28
The Special Meeting.......................................................  29
 Place, Date, Time and Purpose............................................  29
 Record Date and Outstanding Shares.......................................  29
 Attending the Meeting....................................................  29
 Vote Required; Quorum....................................................  29
 Proxies; Revocation......................................................  29
 Expenses of Proxy Solicitation...........................................  30
 Adjournments.............................................................  30
Appraisal Rights in the Merger............................................  30
Beneficial Ownership of Management and Principal Stockholders.............  33
Where You Can Find More Information.......................................  34
Other Matters.............................................................  35
APPENDIX A--Agreement and Plan of Merger.................................. A-1
APPENDIX B--Opinion of UBS Warburg LLC.................................... B-1
APPENDIX C--Delaware General Corporation Law.............................. C-1

                              SUMMARY TERM SHEET

   This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms "Lumisys," "we," "us" and "our" refer to Lumisys Incorporated.

   Stockholder Vote. You are being asked to approve the merger agreement and the merger of Sunfish, a wholly owned subsidiary of Kodak, into Lumisys. The merger agreement must be approved by the holders of a majority of the outstanding shares of Lumisys common stock. See "The Special Meeting" beginning on page 29. Certain officers of Lumisys and its subsidiary AuntMinnie.com, Inc., who are also directors of Lumisys have entered into an agreement with Kodak to vote their shares of Lumisys, aggregating approximately 10.56% of the outstanding shares, in favor of the merger and against any other acquisition proposed and have granted Kodak an irrevocable proxy to vote such shares.

   Payment. As a result of the merger, each share of Lumisys common stock will be converted into the right to receive $4.05 in cash, without interest or other payment. You will not own any Lumisys common stock or any other interest in Lumisys after completion of the merger. See "The Merger Agreement" beginning on page 22.

   Sunfish. Sunfish is a newly formed Delaware corporation that is wholly-owned by Kodak. See "Summary--The Participants" beginning on page 4.

   Tax Consequences. Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $4.05 and your adjusted tax basis for each share of Lumisys' common stock that you own. See "Material Federal Income Tax Consequences of the Merger" beginning on page 19.

   Conditions. Completion of the merger is subject to Lumisys stockholders' approval as well as certain other conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. See "The Merger Agreement--Conditions to Closing" beginning on page 27.

   Appraisal Rights. If you do not wish to accept $4.05 per share of Lumisys common stock, you may have the fair value of your shares determined by the Delaware Chancery Court if you properly perfect your right to an appraisal under Delaware law. Your appraisal right is subject to certain restrictions and technical requirements which are described in the proxy statement. See "Appraisal Rights in the Merger" beginning on page 30.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Lumisys stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and its appendices.

Q: IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF LUMISYS
   COMMON STOCK?

A: You will receive cash. Kodak will pay cash for any Lumisys shares outstanding as of the closing and Lumisys stock options outstanding as of the Closing for a total purchase price of approximately $39 million. The per share amount of cash will be $4.05. The amount paid for each outstanding and unexercised option to purchase Lumisys common stock, will be equal to $4.05 per share less the exercise price per share of such option. Stock options and warrants with an exercise price greater than $4.05 per share will be cancelled.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A: The Special Meeting is scheduled to take place at 10:30 a.m. local time on December 22, 2000, at Lumisys' principal office at 225 Humboldt Court, Sunnyvale, California 94089.

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: Holders of record of Lumisys common stock as of the close of business on November 30, 2000 are entitled to vote at the special meeting. Each stockholder has one vote for each share of Lumisys common stock he, she or it owns.

Q: WHAT VOTE IS REQUIRED FOR LUMISYS STOCKHOLDERS TO APPROVE THE MERGER?

A: In order for the merger to be approved, holders of a majority of the outstanding Lumisys common stock must vote "FOR" the merger. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger. The Lumisys Board of Directors recommends that you vote "FOR" approval and adoption of the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this Proxy Statement, please vote your shares as soon as possible by filling out, signing and returning the enclosed proxy card. Your voting materials include detailed information on how to vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker can only vote your shares if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying Lumisys' Secretary in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q: DO I NEED TO ATTEND LUMISYS' SPECIAL MEETING IN PERSON?

A: No. It is not necessary for you to attend the special meeting to vote your shares if Lumisys has previously received your proxy, although you are welcome to attend.

Q: WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A: Yes. If you wish to exercise your appraisal rights, you must follow the requirements of Delaware law, you must not vote your shares in favor of the merger. A summary of the requirements you must follow to exercise your appraisal rights is included in "Appraisal Rights in the Merger" in this proxy statement.

Q: WHEN WILL HOLDERS OF LUMISYS COMMON STOCK RECEIVE THE MERGER CONSIDERATION?

A: The merger is expected to be completed promptly following the special meeting of Lumisys stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Lumisys common stock. You must return your Lumisys stock certificates as described in the instructions, and you will receive your cash payment as soon as practicable after EquiServe, the paying agent, receives your Lumisys' stock certificate. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to EquiServe. If you hold an option to purchase Lumisys common stock you will receive instructions as to where to send your option papers to receive your cash payment.

Q: WHO WILL OWN LUMISYS AFTER THE MERGER?

A: After the merger, Lumisys will be a wholly owned subsidiary of Eastman Kodak
   Company, a New Jersey corporation.

Q: SHOULD I SEND IN MY LUMISYS STOCK CERTIFICATES NOW?

A: No. After the merger is completed, EquiServe, as paying agent, will send you written instructions for exchanging your Lumisys stock certificates.

Q: WILL I OWE TAXES AS A RESULT OF THE MERGER?

A: The cash you receive in the merger in exchange for your shares of Lumisys common stock and any cash you may receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Lumisys common stock. We recommend that you read the section entitled "Special Factors--Material Federal Income Tax Consequences of the Merger" in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you, including the tax consequences of the receipt of cash in exchange for your stock options, if any.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the merger after reading this proxy statement, you should contact:

                            Dean MacIntosh
                            Executive Vice President
                            Lumisys Incorporated
                            225 Humboldt Court
                            Sunnyvale, California 94089
                            (408) 733-6565 (telephone)

                                    SUMMARY

   The following is a summary of material information contained in this Proxy Statement. For more information, you should refer to the discussion in the main body of this Proxy Statement along with the appendices. A copy of the merger agreement is attached as APPENDIX A to this Proxy Statement and incorporated by reference. You should refer to that agreement for a compete statement of the merger terms.

THE PARTICIPANTS (page 12)

   Lumisys Incorporated. Lumisys is a Delaware corporation that designs, manufactures and markets computed radiography ("CR") systems that scan medical or industrial images from a reusable phosphor plate and a family of precision digitizers that convert medical images on film into digital format. AuntMinnie.com, Inc., a subsidiary of Lumisys, operates an Internet portal, intended to be the most comprehensive Internet site for radiologists and professionals in the medical imaging industry, and develops and licenses software that enables healthcare clinicians to assess medical images and clinical information at any point of care.

   Eastman Kodak Company. Kodak is a New Jersey corporation that is engaged primarily in developing, manufacturing and marketing consumer, professional, health and other imaging products and services. In its Consumer segment, Kodak manufactures and sells films, photographic papers, processing services, photofinishing equipment, photographic chemicals, cameras (including one-time-use and digital) and projectors. In the Professional segment Kodak manufactures and sells or distributes films, photographic papers, digital cameras, printers and scanners, chemicals, and services targeted to professional customers. In the Health Imaging segment, Kodak manufactures, sells and distributes films and digital products which are used to capture, store, process, print and display images and information in a variety of forms for customers in the health care industry, for both primary and referral diagnoses. Kodak also manufactures, sells and distributes other imaging products which serve customers primarily in motion picture and television, document imaging, and government markets.

   Sunfish Acquisition Corp. Sunfish is a Delaware corporation and wholly owned subsidiary of Kodak, formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Sunfish will be merged with and into Lumisys, with Lumisys being the surviving corporation.

THE MERGER (page 12)

   Structure of the Merger (page 12)

   The proposed transaction will be structured as a merger of Sunfish into Lumisys, with Lumisys being the surviving corporation and becoming a wholly owned subsidiary of Kodak.

   What Lumisys Stockholders will Receive in the Merger (page 12)

   Lumisys stockholders will receive $4.05 in cash for each share of Lumisys common stock held by them. Each outstanding and unexercised option to purchase Lumisys common stock outstanding at the effective time of the merger will be converted into the right to receive an amount equal to $4.05 per share less the exercise price per share of Lumisys common stock provided in such stock option agreement. All unexercised options will be accelerated prior to the merger. Outstanding options and warrants with an exercise price in excess of $4.05 per share will be cancelled.

   Reasons for the Merger (page 14)

   The merger presents an opportunity for Lumisys' stockholders to realize a significant premium over recent market prices for their shares. In addition, the merger allows Lumisys an opportunity to better compete in the health imaging market.

   Board Recommendation (page 14)

   The Lumisys' Board of Directors has approved the merger and recommends that the Lumisys stockholders vote to adopt the merger agreement and approve the merger.

   Opinion of Lumisys' Financial Advisor (page 15)

   In connection with the merger, the Lumisys Board of Directors received a written opinion from UBS Warburg LLC as to the fairness, from a financial point of view, of the merger consideration to the holders of Lumisys common stock. The full text of UBS Warburg's written opinion dated November 9, 2000 is attached to the back of this Proxy Statement as APPENDIX B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS Warburg's opinion is addressed to the Lumisys Board of Directors and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

   When the Merger will be Completed (page 22)

   We are working to complete the merger as soon as possible. We anticipate completing the merger as soon as practicable following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below.

   Regulatory Matters (page 20)

   The merger is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   Conditions to Completing the Merger (page 27)

   The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

  . approval of the merger agreement and the merger by Lumisys' stockholders;

  . expiration or early termination of the waiting period applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of any other material governmental consent required with respect to the merger;

  .  absence of any legal prohibition against the merger;

  . the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement; and

  .  obtaining necessary consents and approvals.

   Termination of the Merger Agreement (page 27)

   The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after Lumisys' stockholders have approved the merger agreement and the merger.

   Either Kodak or Lumisys may terminate the merger if:

  . the other party shall have made an uncured, material breach of the merger agreement preventing Lumisys or Kodak from satisfying certain conditions set forth in the merger agreement by January 31, 2001 or February 28, 2001 under certain circumstances;

  . any permanent injunction or action by any governmental entity preventing the merger shall have become final and nonappealable;

  . the merger is not completed by January 31, 2001 or February 28, 2001 under certain circumstances, unless the party seeking to terminate has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement; or

  . the Lumisys stockholders do not approve the merger and the merger agreement at the special meeting.

   In addition, Kodak may terminate the merger agreement if:

  .  after receipt by Lumisys of a superior proposal (as defined) if;

    -- by the end of the seven calendar days following (but not including) the day Kodak notifies Lumisys that it wishes the Lumisys Board of Directors to publicly reaffirm its recommendation to the Lumisys stockholders to vote for the merger, the Lumisys Board of Directors fails to so publicly reaffirm; or

    -- by the later of the end of the tenth business day following the public announcement of an acquisition proposal or the seven calendar days following (but not including) the day Kodak notifies Lumisys that it wishes the Lumisys Board of Directors to publicly reject such publicly announced acquisition proposal the Lumisys Board of Directors fails to publicly reject such acquisition proposal or the Lumisys Board of Directors shall have changed its recommendation to the Lumisys stockholders to vote in favor of approval of the merger.

   Further, Lumisys may terminate the agreement, after payment of the termination fee described below, if:

  . Lumisys receives a superior proposal, the Lumisys Board of Directors determines that it would be in accordance with their fiduciary duties after considering applicable state law provisions and the written advice of legal counsel, to accept the superior proposal. Lumisys shall be entitled to amend this proxy statement and delay the special meeting to permit its stockholders to consider and vote on the transactions under the merger agreement and such superior proposal.

   Expenses and Termination Fee (page 28)

   Generally, whether or not the merger is consummated, Lumisys and Kodak are each responsible for their respective expenses incurred in connection with the merger. The merger agreement provides that certain of Lumisys' expenses in connection with the merger may not exceed $550,000 in the aggregate. Lumisys is also required to pay a termination fee of 4% of aggregate merger consideration if the merger agreement is terminated under certain circumstances.

   Material Federal Income Tax Consequences (page 19)

   The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Lumisys common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Lumisys common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

   Appraisal Rights (page 30)

   Any stockholder who does not wish to accept $4.05 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

  .  you must NOT vote in favor of the merger agreement and the merger; and

  . you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote at the special meeting with respect to the merger agreement and the merger.

   Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. APPENDIX C to this Proxy Statement contains the Delaware statutory provision relating to your right of appraisal. Failure to follow all of the steps required by this statutory provision will result in the loss of your right of appraisal.

   Interests of Directors and Officers in the Merger that Differ From Your Interests (page 20)

   Some of Lumisys' directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Lumisys. Lumisys' Board of Directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

  . certain directors and officers have options that will accelerate as to vesting together with all outstanding options;

  . certain directors and officers have entered into an agreement with Kodak pursuant to which they have agreed to vote their shares of Lumisys in favor of the merger and against any other acquisition proposed and have granted Kodak a proxy in connection therewith;

  . certain officers, directors and employees will receive incentive payments totaling $1,620,000 upon completion of the merger;

  . Phillip Berman, M.D., a director and officer of Lumisys will enter into an employment agreement with Kodak; and

  . Kodak has agreed to continue the directors and officers indemnification insurance for current and former directors and officers of Lumisys for six years following the merger.

   Procedure for Receiving Merger Consideration (page 23)

   Kodak has appointed EquiServe, Lumisys' stock transfer agent, as paying agent, to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates or option agreements and obtaining the cash merger consideration after we have completed the merger.

THE SPECIAL MEETING OF STOCKHOLDERS (page 29)

   Place, Date, Time and Purpose (page 29)

   The special meeting will be held at Lumisys' offices at 225 Humboldt Court, Sunnyvale, California 94089, at 10:30 a.m., local time, on December 22, 2000 where stockholders will be asked to approve and adopt the merger agreement and merger.

   Record Date and Outstanding Shares (page 29)

   You can vote at the special meeting all of the shares of Lumisys common stock you own of record as of November 30, 2000, which is the record date for the special meeting. If you own shares which are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on November 30, 2000, there were shares of Lumisys common stock outstanding.

   Vote Required for Approval of the Merger (page 29)

   The merger requires the approval of the holders of a majority of the outstanding shares of Lumisys common stock. The failure to vote your shares has the same effect as a vote against the merger. Holders of approximately 10.56% of the outstanding common stock have agreed with Kodak to vote in favor of the merger and have granted Kodak a proxy in connection therewith. The Lumisys Board of Directors recommends that you vote "FOR" approval and adoption of the merger agreement.

   Quorum (page 29)

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Lumisys common stock outstanding on the record date.

   Contact Information (page 34)

   If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

                              Dean MacIntosh
                              Executive Vice President
                              Lumisys Incorporated
                              225 Humboldt Court
                              Sunnyvale, California 94089
                              (408) 733-6565 (telephone)

                  LUMISYS' SELECTED HISTORICAL FINANCIAL DATA

                     (in thousands, except per share data)

                            Nine months
                               ended             Year ended December 31,
                           September 30, -------------------------------------------
Consolidated Statement of      2000       1999     1998     1997     1996     1995
Operations Data:           ------------- -------  -------  -------  -------  -------
Sales....................     $14,755    $19,167  $19,163  $23,489  $23,226  $16,511
Cost of Sales............       7,912     10,979    8,877   10,255   10,024    8,194
                              -------    -------  -------  -------  -------  -------
  Gross Profit...........       6,843      8,188   10,286   13,234   13,202    8,317
                              -------    -------  -------  -------  -------  -------
Operating Expenses:
  Sales and marketing....       3,833      3,704    2,745    4,977    4,199    1,751
  Research and
   development...........       1,980      2,748    4,312    3,684    2,398    1,660
  General and
   administrative........       2,066      2,651    2,690    3,864    2,937    1,811
  Production, content and
   other website costs...       1,015
  Merger and related
   cost..................         --         --       --     4,159      --       --
  Acquired in-process
   research and
   development...........         --         --       --       --       --     1,442
                              -------    -------  -------  -------  -------  -------
    Total operating
     expenses............       8,894      9,103    9,747   16,684    9,534    6,664
                              -------    -------  -------  -------  -------  -------
Income (loss) from
 operations..............      (2,051)      (915)     539  ( 3,450)   3,668    1,653
Interest income, net.....         617        784      926    1,119      977      211
                              -------    -------  -------  -------  -------  -------
Income (loss) from
 continuing operations
 before income taxes.....      (1,434)      (131)   1,465   (2,331)   4,645    1,864
Provision (benefit) for
 income taxes............         --         --       571    1,145    1,728     (440)
                              -------    -------  -------  -------  -------  -------
Net income (loss) from
 operations..............      (1,434)      (131)     894   (3,476)   2,917    2,304
Discontinued operations,
 net of income taxes.....         --      (4,168)    (212)     127     (102)    (503)
                              -------    -------  -------  -------  -------  -------
Net income (loss)........     $(1,434)   $(4,299) $   682  $(3,349) $ 2,815  $ 1,801
                              =======    =======  =======  =======  =======  =======
Net income (loss) from
 continuing operations
 per share:
  Basic..................     $ (0.16)   $ (0.01) $  0.09  $ (0.34) $  0.30  $  0.34
  Diluted................     $ (0.16)   $ (0.01) $  0.09  $ (0.34) $  0.30  $  0.34

Net income (loss) per
 share:
  Basic..................     $ (0.16)   $ (0.46) $  0.07  $ (0.33) $  0.29  $  0.27
  Diluted................     $ (0.16)   $ (0.46) $  0.07  $ (0.33) $  0.29  $  0.25

Shares used to compute
 net income (loss) from
 continuing operations
 per share:
  Basic..................       9,258      9,427    9,913   10,080    9,598    6,714
  Diluted................       9,258      9,427   10,074   10,080    9,760    7,236

Shares used to compute
 net income (loss) per
 share:
  Basic..................       9,258      9,427    9,913   10,080    9,598    6,714
  Diluted................       9,258      9,427   10,074   10,080    9,760    7,236

                     MARKET PRICE OF LUMISYS COMMON STOCK

   Lumisys common stock is quoted on the National Market System of the Nasdaq Stock Market under the symbol "LUMI." The following table sets forth, for the periods indicated, the high and low sales prices per share for Lumisys common stock as reported on the Nasdaq National Market System.

                                                                    High   Low
                                                                    ----- -----
     1998:
       First Quarter............................................... $5.75 $3.78
       Second Quarter..............................................  5.44  3.44
       Third Quarter...............................................  4.19  2.88
       Fourth Quarter..............................................  4.81  2.91

     1999:
       First Quarter............................................... $4.38 $2.69
       Second Quarter..............................................  4.13  2.56
       Third Quarter...............................................  3.75  2.25
       Fourth Quarter..............................................  3.88  2.31

     2000:
       First Quarter............................................... $5.28 $2.63
       Second Quarter..............................................  3.75  2.13
       Third Quarter...............................................  3.00  2.16
       Fourth Quarter (through November 1, 2000)...................  2.84  1.75

   The closing market price per share of Lumisys common stock on November 8, 2000, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $2.69. On November 17, 2000, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Lumisys common stock was $3.88.

   As of November 17, 2000, there were 9,275,089 shares of Lumisys common
stock outstanding, held by approximately     stockholders of record of Lumisys
common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

   Lumisys has never paid any cash dividends on its common stock, nor does it have any intention of doing so in the near future.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

   This Proxy Statement (and the documents to which we refer in this proxy statement) contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of Kodak and Lumisys as well as certain information relating to the merger. There are forward-looking statements throughout this proxy statement, including under the headings "Summary Term Sheet," "Questions and Answers About the Merger," "The Merger" and "Opinion of Lumisys' Financial Advisor," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Lumisys claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Lumisys and Kodak. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation to update any forward-looking statements to reflect future events or developments occurring after the date on which any of those statements is made.

   In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  .  financial performance of Lumisys through completion of the merger;

  .  changes in the economic conditions in the markets served by us;

  . changes and/or delays in technology, product development plans and schedules;

  .  customer acceptance of new products;

  . the timing of, and regulatory and other conditions associated with, the completion of the merger;

  .  intensified competitive pressures in the markets in which we compete;

  .  the loss of key employees;

  . costs or difficulties related to the integration into Kodak of newly-acquired businesses, and other businesses Kodak expects to acquire; and

  .  general economic conditions.

                                SPECIAL FACTORS

PARTICIPANTS IN THE MERGER

   Lumisys Incorporated. Lumisys is a Delaware corporation that designs, manufactures and markets computed radiography ("CR") systems that scan medical or industrial images from a reusable phosphor plate and a family of precision digitizers that convert medical images on film into digital format. AuntMinnie.com, Inc. a subsidiary of Lumisys, operates an Internet portal, intended to be the most comprehensive Internet site for radiologist and professionals in the medical imaging industry, and develops and licenses software that enables healthcare clinicians to access medical images and clinical information at any point of care. Lumisys common stock is quoted on the Nasdaq National Market System under the symbol "LUMI." Lumisys' principal executive offices are located at 225 Humboldt Court, Sunnyvale, California 94089, and its telephone number is (408) 733-6565.

   Eastman Kodak Company. Kodak is a New Jersey corporation that is engaged primarily in developing, manufacturing and marketing consumer, professional, health and other imaging products and services. In its consumer segment, Kodak manufactures and sells films, photographic papers, processing services, photofinishing equipment, photographic chemicals, cameras (including one-time-use and digital) and projectors. In the Professional segment Kodak manufactures and sells or distributes films, photographic papers, digital cameras, printers and scanners, chemicals, and services targeted to professional customers. In the Health Imaging segment, Kodak manufactures, sells and distributes films, and digital products which are used to capture, store, process, print and display images and information in a variety of forms for customers in the health care industry, for both primary and referral diagnoses. Kodak also manufactures, sells and distributes other imaging products which serve customers primarily in motion picture and television, document imaging, and government markets. Kodak common stock is quoted on the New York Stock Exchange under the symbol "EK." Kodak's principal offices are located at 343 State Street, Rochester, New York 14650, and its telephone number is (716) 724-4000.

   Sunfish Acquisition Corp. Sunfish is a Delaware corporation and wholly owned subsidiary of Kodak formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Sunfish will be merged with and into Lumisys, with Lumisys being the surviving corporation. Sunfish's principal office is located at Eastman Kodak Company, 343 State Street, Rochester, New York 14650, and its telephone number is (716) 724-4000.

STRUCTURE OF THE MERGER

   The proposed transaction will be structured as a merger of Sunfish into Lumisys. Lumisys will be the surviving corporation in the merger and, upon completion of the merger, will be a wholly owned subsidiary of Kodak.

MERGER CONSIDERATION

   At the completion of the merger, Lumisys stockholders will be entitled to receive $4.05 in cash for each share of Lumisys common stock that they own. Each outstanding and unexercised option to purchase Lumisys common stock outstanding at the effective time of the merger will be converted into the right to receive an amount equal to $4.05 per share less the exercise price per share of Lumisys common stock provided in such stock option agreement.

   All unexercised options will be accelerated prior to the merger. Outstanding options and warrants with an exercise price in excess of $4.05 per share will be cancelled.

BACKGROUND OF THE MERGER

   As part of its ongoing business planning, Lumisys' Board of Directors and senior management regularly have considered strategic alternatives in light of existing conditions and developments in the medical imaging and internet markets. In connection with this process, Lumisys' management concluded in early 2000 that Lumisys should explore the feasibility of combining Lumisys and/or its AuntMinnie.com subsidiary with another company engaged in the medical imaging and/or Internet industries. The principal reasons for this conclusion were management's view that the combination of Lumisys and/or AuntMinnie.com with another company would help Lumisys achieve broad distribution in its computed radiography business and AuntMinnie.com achieve profitability in its Internet business and provide opportunities for continued growth for both.

   In January of 2000, the Lumisys Board of Directors authorized management to interview various investment banking firms for the purpose of assisting Lumisys in its exploration of strategic alternatives. In a press release on April 12, 2000, Lumisys announced that it had engaged UBS Warburg for this purpose.

   Thereafter, approximately 34 potential acquirers (including Kodak), which Lumisys' management believed would be interested in a possible transaction with Lumisys based on their strategic fit, involvement in the imaging industry and involvement in the recent consolidation in the imaging industry, were identified and contacted. Of these parties, 24 expressed preliminary interest in a transaction involving either Lumisys and its AuntMinnie.com subsidiary or AuntMinnie.com on its own. Information packages containing publicly available information concerning Lumisys were distributed to each of these parties. Approximately 11 parties, including Kodak, requested and received additional information packages containing non-public information with respect to Lumisys, its businesses and operations. Of these parties, five potential acquirers, including Kodak, expressed interest.

   In early June 2000, Kodak expressed interest in a possible transaction with Lumisys and an initial conference call between Phillip Berman of Lumisys and Kodak's Director of Business Development, Randy Sessler, was conducted on June 27, 2000. Following this exchange, Kodak contacted Lumisys and expressed continued interest, resulting in a conference call between Dr. Berman, Mr. Sessler and the Vice President and Chief Marketing Officer of Kodak Health Imaging, Richard Cimino, on July 24, 2000. Pursuant to that call and some exchange of financial information, Kodak requested that Lumisys send one of its ACR-2000i units to Kodak's manufacturing facility and experts in Rochester, New York. Lumisys delivered an ACR-2000i to Kodak on August 31, 2000. Lumisys' Vice-President of Hardware Art Lim assisted Kodak personnel in evaluating the unit and its components on August 31 and September 1, 2000. During this time, Lumisys continued discussions with several potential acquirers that continued to express interest in addition to Kodak.

   Subsequently, Kodak management requested that representatives of the two companies meet for the purpose of gaining more specific knowledge of Lumisys' operations in both its hardware and Internet businesses. On September 11 and 12, 2000, representatives of management of Lumisys and AuntMinnie.com, including Dr. Berman and John Sadler, Jeff Miller and Brian Casey, met with representatives of Kodak including, Messrs. Sessler and Cimino and Chuck Picarillo, Director of Equipment Development Health Imaging Division for Kodak and Stuart Grossman, Director of eBusiness, Health Imaging, US & Canada for Kodak, in Tucson, Arizona. Following that meeting, Dr. Berman met with the President of Kodak Health Imaging on the evening of September 20, 2000 to discuss in detail the potential strategic fit of Lumisys and AuntMinnie.com within Kodak Health Imaging.

   At a meeting on September 21, 2000, the Board of Directors was updated as to then current market conditions and the ongoing discussions with, and indications of interest received from, potential acquirers. The Board of Directors was informed that three parties (other than Kodak) had submitted indications of interest and that discussions were continuing with Kodak and one other party. On October 10, 2000, the Board of Directors met with the three potential acquirers which submitted indications of interest. Following these meetings, the Board of Directors determined that one of the potential acquirers and partners had not demonstrated sufficient capacity to consummate a transaction with Lumisys or AuntMinnie.com and narrowed its consideration to Kodak and three other parties. The Board of Directors authorized Lumisys' management and financial advisor to continue discussions with each of these parties.

   On October 13, 2000, following an oral proposal by Kodak, representatives of Kodak and Lumisys agreed to meet in Palo Alto, California with the intention of negotiating mutually agreeable acquisition terms. Management of Lumisys and Kodak, legal counsel for both companies and Lumisys' financial advisor met in Palo Alto, California on October 19 and 20, 2000 and discussed potential terms of a transaction. On October 19, 2000, the Board of Directors of Lumisys met and authorized the signing of an exclusivity agreement with Kodak until October 27, 2000 and continuation of negotiations based upon the financial terms proposed by Kodak.

   Diligence was conducted by Kodak in both Tucson, Arizona on October 23, 2000 and in Sunnyvale, California on the October 21 through 25, 2000. Lumisys also conducted due diligence on Kodak during the same period.

   During the period from October 20 through November 9, 2000, negotiations continued between Lumisys, Kodak and their respective advisors, and the parties commenced preparation of the draft merger agreement. The parties discussed technical issues, conducted further due diligence and negotiated the terms of the proposed merger agreement. Between October 20 and November 8, 2000, the Board of Directors of Lumisys met several times and agreed to extend the exclusivity period to November 6, 2000 based on the progress of the negotiations.

   The Board of Directors of Lumisys met again in the evening of November 8, 2000, together with members of management. A majority of the Board of Directors were present as well as representatives of UBS Warburg and the representative of Pillsbury Madison & Sutro LLP, outside counsel to Lumisys. The representative of Pillsbury Madison and Sutro LLP outlined for the directors their duty in connection with the consideration of the proposed transaction with Kodak. UBS Warburg reviewed for the Board its financial analysis of the merger consideration and informed the Board that it would be prepared, subject to review of the final merger agreement, to render an opinion as to the fairness, from a financial point of view, of the merger consideration. After full discussion of the proposed transaction, the Board of Directors of Lumisys determined that it was in the best interests of Lumisys and its stockholders to merge and become a subsidiary of Kodak and voted to approve the execution of the merger agreement and the transactions contemplated thereby. The Board approved submitting the merger agreement to a special meeting of Lumisys' stockholders with its recommendation that the merger agreement be approved.

   Following the meeting of the Lumisys Board of Directors, representatives of Lumisys and Kodak and their respective counsel concluded final negotiation of the merger agreement and the agreement was signed by Lumisys and Kodak and announced on November 9, 2000 by the issuance of a joint press release.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

   Lumisys' Board of Directors has determined that the merger is in the best interests of Lumisys' stockholders. ACCORDINGLY, LUMISYS' BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT LUMISYS' STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   In reaching its determination to approve the merger agreement, the Board considered a number of matters affecting the strategic alternatives available to Lumisys, including the matters described above in "Background of the Merger" and the following factors:

  . the price being offered by Kodak which, when compared with the $2.52 average closing price of Lumisys common stock for the 20 trading days immediately prior to the announcement of the merger, represented a premium of 61% at a $4.05 per share purchase price;

  . the results of an examination of strategic alternatives, including remaining independent, growing through acquisition or growing by combining with a larger company like Kodak, and the determination that a merger with Kodak, a large company with an excellent reputation and substantial resources, would better enable Lumisys to compete with the small number of companies that, largely because of their size and market power, continue to dominate Lumisys' industry and inhibit Lumisys' opportunities for growth;

  . the determination that the size and resources of its larger competitors have made it increasingly difficult for Lumisys to compete in its industry at its current size;

  . the determination that Kodak would enable Lumisys to increase its desired size and market presence because Kodak is a broader based company, both on a products and geographic basis and would provide access to large domestic and international distribution channels;

  . Kodak's excellent business reputation and its ability to continue to provide Lumisys' customers with premium quality products and service;

  . the belief that Kodak provides an alternative to maintaining a manufacturing operation in the Silicon Valley, California, where real estate is expensive.

  . the determination that Kodak could provide resources and infrastructure to expand AuntMinnie.com globally and gain scale for its commerce offerings;

  . the financial presentation of UBS Warburg, including its opinion to the Lumisys Board, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under the caption "Opinion of Lumisys' Financial Advisor;"

  . the terms of the merger agreement, including the parties' representations, warranties, covenants and conditions; and

  . the potential impact of the merger on customers, employees and other constituencies of Lumisys.

   This discussion of the information and factors considered by the Lumisys Board of Directors is not intended to be exhaustive, but identifies material factors considered by the Board. In view of the wide variety of factors considered in connection with the evaluation and determination to approve and recommend the merger agreement with Kodak, the Lumisys Board of Directors found it impracticable and did not quantify or otherwise attempt to assign any relative or specified weights to the factors considered, and individual directors may have weighted factors differently.

OPINION OF LUMISYS' FINANCIAL ADVISOR

   On November 8, 2000, at a meeting of the Lumisys Board of Directors held to evaluate the terms of the proposed merger, UBS Warburg informed the Lumisys Board of Directors that it was prepared to render an opinion, subject to review of the final merger agreement, to the effect that, as of the date of the opinion and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Lumisys common stock. UBS Warburg delivered its written opinion on November 9, 2000.

   The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as APPENDIX B and is incorporated into this document by reference. UBS Warburg's opinion is directed only to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger or any related transaction. The opinion does not address Lumisys' underlying business decision to effect the merger or constitute a recommendation to any stockholder as to how to vote with respect to any matters relating to the proposed merger. Holders of Lumisys common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, UBS Warburg:

  . reviewed current and historical market prices and trading volumes of Lumisys common stock;

  . reviewed publicly available business and historical financial information relating to Lumisys;

  . reviewed internal financial information and other data relating to Lumisys' business and financial prospects, including estimates and financial forecasts prepared by Lumisys' management, that were provided to or discussed with UBS Warburg by Lumisys and were not publicly available;

  .  conducted discussions with members of Lumisys' senior management;

  . reviewed publicly available financial and stock market data with respect to other companies in lines of business that UBS Warburg believed to be generally comparable to those of Lumisys;

  . compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

  .  reviewed the merger agreement and other related documents; and

  . conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

   In connection with its engagement, UBS Warburg was requested to contact, and held discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of Lumisys. In connection with its review, at Lumisys' direction, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with Lumisys' consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at Lumisys' direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Lumisys, and was not furnished with any evaluation or appraisal.

   With respect to the financial forecasts and estimates that it reviewed, UBS Warburg assumed, at Lumisys' direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Lumisys' management as to the future financial performance of Lumisys. UBS Warburg's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.

   At Lumisys' direction, UBS Warburg was not asked to, and did not, offer any opinion as to the material terms or obligations of the merger agreement or any related documents, or the form of the merger. In rendering its opinion, UBS Warburg assumed, at Lumisys' direction, that each of Lumisys, Kodak and Sunfish would comply with all material covenants and agreements set forth in, and other material terms of, the merger agreement and related documents and that the merger would be validly consummated in accordance with its terms. Except as described above, Lumisys imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

   In connection with rendering its opinion to Lumisys' Board of Directors, UBS Warburg performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Lumisys or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

   UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

   The estimates of Lumisys' future performance provided by Lumisys' management in or underlying UBS Warburg's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond Lumisys' control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

   The merger consideration was determined through negotiation between Lumisys and Kodak and the decision to enter into the merger was solely that of Lumisys' Board of Directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by Lumisys' Board in its evaluation of the merger and should not be viewed as determinative of the views of Lumisys' Board or management with respect to the merger or the merger consideration.

   The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with Lumisys' Board of Directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS Warburg's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS Warburg's financial analyses.

   Analysis of Selected Public Companies.

   UBS Warburg compared selected financial information and operating statistics for Lumisys with corresponding financial information and operating statistics of the following four selected publicly held companies in the medical capital equipment industry:

  .  ADAC Laboratories
  .  Datascope Corp.
  .  SonoSite, Inc.
  .  Spacelabs Medical, Inc.

UBS Warburg reviewed enterprise values, calculated as equity value, plus debt, less cash plus minority interests, as multiples of latest 12 months and estimated calendar year 2000 sales, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. UBS Warburg also reviewed equity values as a multiple of latest 12 months, one year forward and two years forward net income. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Lumisys. Multiples for the selected companies were based on closing stock prices on November 8, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Lumisys were based on internal estimates of Lumisys' management. This analysis indicated the following implied low, mean, median and high enterprise and equity value multiples for the selected companies, as compared to the multiples implied for Lumisys based on the merger consideration. Financial statistics that were not meaningful due to operating losses have been reflected as "nm." For purposes of calculating the mean and median enterprise and equity value multiples for the selected companies, SonoSite, Inc. was excluded.

                       Implied Multiples of Selected Medical   Implied Multiples for Lumisys
                            Capital Equipment Companies        Based on Merger Consideration
                      ---------------------------------------- -----------------------------
Enterprise Values as
Multiples of:            Low      Mean      Median     High
--------------------  --------- --------- --------------------
Sales
  Latest 12 months         0.6x      1.1x      1.1x       3.9x              1.3x
  Estimated year 2000      0.5x      0.8x      0.8x       3.2x              1.4x

EBITDA
  Latest 12 months         4.6x      9.8x      8.4x      16.3x                nm
  Estimated year 2000      4.8x      6.5x      6.5x       8.2x                nm

EBIT
  Latest 12 months         6.3x      8.7x      8.7x      11.0x                nm
  Estimated year 2000      7.1x     10.1x     10.1x      13.0x                nm

Equity Values as a
Multiple of:
------------------
Net income
  Latest 12 months         6.2x     11.5x     11.5x      16.7x                nm
  One year forward        15.7x     19.7x     19.7x      23.8x                nm
  Two years forward       13.7x     14.6x     14.6x      38.7x             88.1x

   Analysis of Selected Precedent Transactions.

   UBS Warburg reviewed the implied enterprise and equity values in the following eight selected transactions in the medical capital equipment industry:

                 Acquirer                              Target
                 --------                              ------
     General Electric Company           OEC Medical Systems, Inc.
     General Electric Company           Marquette Medical Systems, Inc.
     General Electric Company           Lunar Corporation
     Philips Electronics North America  ATL Ultrasound, Inc.
      Corporation
     Welch Allyn, Inc.                  Protocol Systems Inc.
     Siemens Corporation                Shared Medical Systems Corporation
     Mallinckrodt Inc.                  Nellcor Puritan Bennett Incorporated
     Siemens Corporation                Acuson Corporation

   UBS Warburg reviewed enterprise values as multiples of latest 12 months sales, EBITDA and EBIT, and equity values as a multiple of latest 12 months net income. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for Lumisys. All multiples were based on publicly available information at the time of announcement of the relevant transaction. Financial statistics that were not meaningful due to operating losses have been reflected as "nm." This analysis indicated the following implied low, mean, median and high enterprise and equity value multiples for the selected transactions, as compared to the multiples implied for Lumisys based on the merger consideration:

                          Implied Multiples of Selected Medical   Implied Multiples for Lumisys
                               Capital Equipment Companies        Based on Merger Consideration
                         ---------------------------------------- -----------------------------
Enterprise Values as
Multiples of:               Low      Mean      Median     High
--------------------     --------- --------- --------------------
Latest 12 months Sales        1.6x      1.9x      1.8x       2.4x             1.3x
Latest 12 months EBITDA      13.3x     14.8x     14.7x      16.6x               nm
Latest 12 months EBIT        17.7x     21.9x     19.6x      33.6x               nm

Equity Values as a
Multiple of:
------------------
Latest 12 months net
 income                      20.0x     29.7x     28.3x      46.9x               nm

   UBS Warburg also analyzed the premiums paid in the selected transactions based on the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day and 30 days, and the 52 week high, prior to public announcement of the transaction. UBS Warburg then compared the premiums implied in the selected transactions over these specified periods with the premium implied in the merger based on the merger consideration and the closing price of Lumisys' common stock for each of the specified periods. Financial statistics that were not meaningful due to operating losses have been reflected as "nm." This analysis indicated the following implied premiums in the selected transactions, as compared to the premium implied in the merger:

                                         Percentage Premium      Premium Implied
                                                Paid                in Merger
                                        -----------------------  ---------------
Specified Period:                       Low   Mean  Median High
-----------------                       ----  ----  ------ ----
One day prior..........................  7.1% 41.8%  45.9% 76.2%      50.7%
30 days prior.......................... 13.8% 42.0%  42.2% 92.0%      62.0%
52 week high...........................  1.0% 15.6%   6.6% 45.2%        nm

   Discounted Cash Flow Analysis.

   UBS Warburg performed an analysis of the present value of the unlevered, after-tax free cash flows that Lumisys' business excluding AuntMinnie.com, referred to as the core business, and AuntMinnie.com could each generate on a stand-alone basis over the three months of estimated calendar year 2000 and estimated calendar years 2001 through 2004 based on internal estimates of Lumisys' management. In the case of the core business, UBS Warburg applied terminal value multiples ranging from 8.0x to 10.0x to Lumisys' estimated calendar year

2004 EBITDA using discount rates ranging from 20% to 30%. In the case of AuntMinnie.com, UBS Warburg applied terminal value multiples ranging from 0.75x to 1.25x to AuntMinne.com's estimated calendar year 2004 sales using discount rates ranging from 30% to 40%. This analysis indicated an implied per share equity reference range for the core business and AuntMinnie.com collectively of approximately $2.89 to $4.21, as compared to the merger consideration of $4.05.

   Other Factors.

   In rendering its opinion, UBS Warburg also reviewed and considered other factors, including:

  . the historical price performance for Lumisys common stock and the relationship between movements in Lumisys common stock, movements in the common stock of selected companies in the medical capital equipment industry and movements in the NASDAQ; and

  . the implied multiples for the core business in the merger assuming an illustrative value of AuntMinnie.com ranging from $0 to $10.0 million; and

  . the trading multiples of selected companies in the E-content providers, new media and connectivity industries as compared to multiples implied for AuntMinnie.com assuming an illustrative value of AuntMinnie.com of $5.0 million and $10.0 million.

   Miscellaneous.

   Lumisys has agreed to pay UBS Warburg for its financial advisory services upon completion of the merger an aggregate fee of $1.0 million. In addition, Lumisys has agreed to reimburse UBS Warburg for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS Warburg and its affiliates in the past have provided services to Lumisys and Kodak unrelated to the proposed merger and have received customary compensation for the rendering of these services.

   Lumisys selected UBS Warburg as its exclusive financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of Lumisys and Kodak for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

SOURCE OF FUNDS

   The total amount of funds required by Kodak to acquire all the outstanding shares of Lumisys common stock and to pay its fees and expenses associated with the merger is estimated to be approximately $39 million. At the closing of trading on November 20, 2000, Kodak had a market capitalization of approximately $13 billion, with cash and cash equivalents as of its September 30, 2000 consolidated balance sheet of $217 million.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable Treasury Department regulations thereunder and administrative rulings and judicial authority as of the date of this proxy statement. All of the foregoing are subject to change, possibly with retroactive effect, and any change could affect the continuing validity of the discussion. The discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, foreign persons, persons that hold Lumisys common stock as part of a straddle or conversion transaction and persons who acquired shares of Lumisys common stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Lumisys common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Lumisys common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

ANTICIPATED ACCOUNTING TREATMENT

   Lumisys anticipates that the merger will be accounted for by Kodak using the purchase method of accounting in accordance with generally accepted accounting principles.

REGULATORY MATTERS

   The United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the proposed merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary seeking divestiture of substantial assets of Lumisys, Kodak or their subsidiaries. Private parties and state attorney general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result. On November 14, 2000, Lumisys and Kodak filed Pre-Merger Notification and Report Forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations of the FTC provide that some merger transactions, including the proposed merger, may not be consummated until required information and materials have been furnished to the Department of Justice and the FTC and certain waiting periods (initially, a 30-day waiting period) have expired or been terminated early.

INTERESTS OF LUMISYS' DIRECTORS AND OFFICERS IN THE MERGER THAT MAY DIFFER FROM YOUR INTERESTS

   When you consider the Lumisys Board of Directors' recommendation that you vote in favor of the merger, you should be aware that Lumisys' directors and officers may have interests in the merger that may be different from, or in addition to, your interests. These interests include:

  . Dr. Bala Manian and Phillip Berman, M.D., directors and officers of Lumisys, have options that will accelerate as to vesting together with all outstanding options;

  . certain directors and officers have entered into an agreement with Kodak pursuant to which they have agreed to vote their shares of Lumisys in favor of the merger and against any other acquisition proposed and have granted Kodak a proxy in connection therewith;

  . certain officers, directors and employees will receive incentive payments totaling $1,620,000 upon completion of the merger;

  . Phillip Berman, M.D., a director and officer of Lumisys will enter into an employment agreement with Kodak, which provides for continuation of his current base salary, an opportunity for a bonus of up to 42% of his base salary, and participation in Kodak's benefit plans, and will continue to serve as President of AuntMinnie.com and as Vice President, Kodak Health Imaging. Dr. Berman has agreed to enter into a non-competition agreement with Kodak in connection with such employment agreement; and

  . Kodak has agreed to continue the directors and officers indemnification insurance for current and former directors and officers of Lumisys for six years following the merger.

SEVERANCE ARRANGEMENTS

   In April and May, 2000, Lumisys entered into certain incentive arrangements with each of Phillip Berman, John Burgess, Brian Casey, Art Lim, Dean MacIntosh, Duncan Moffat and John Sadler, to provide for payments upon the sale of Lumisys or AuntMinnie.com. Due to the structure of the proposed merger with Kodak, it was difficult to determine the exact amount to be paid under the incentive arrangements. Therefore, Lumisys and the foregoing individuals entered into acknowledgements and agreements with Lumisys and Kodak whereby they each agreed to a set payment in full satisfaction of all amounts due under their respective incentive agreements. The total amount to be paid under the incentive arrangements is $1,620,000. The payments are to be made upon the closing of the merger.

EXECUTIVE OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

   Directors: Kenneth K. Doolittle
              Joyce P. Haag

   Officers:  President  Kenneth K. Doolittle
              Secretary  Joyce P. Haag
              Treasurer  William G. Love

CONSEQUENCES OF THE MERGER; PLANS FOR LUMISYS AFTER THE MERGER

   As a result of the completion of the merger, all of the capital stock of Lumisys will be owned by Kodak; all current stockholders of Lumisys will not participate in Lumisys' future earnings and growth; Kodak and its affiliates will have the opportunity to benefit from any earnings and growth of Lumisys, and will bear the risk of any decrease in Lumisys' value; and, Lumisys common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of Lumisys common stock under the Securities Exchange Act will be terminated. Immediately following the completion of the merger, Kodak and its affiliates expect that the business and operations of Lumisys will be continued as a subsidiary. The board of directors and management of the surviving corporation will, however, continue to evaluate Lumisys' business, operations, corporate structure and organization and will make changes as they deem appropriate.

CONDUCT OF LUMISYS' BUSINESS IF THE MERGER IS NOT COMPLETED

   If the merger is not completed, we intend to continue to operate our business substantially in the manner it is operated today. From time to time, we will evaluate and review Lumisys' business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic and financial alternatives to maximize stockholder value.

                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. Because this summary is not a complete description of the merger agreement, we urge you to carefully read the merger agreement in its entirety for a complete description of the terms and conditions of the merger. We attach a copy of the merger agreement to this Proxy Statement as APPENDIX A and incorporate it by reference in this Proxy Statement.

THE MERGER

   The merger agreement provides for a business combination in which Lumisys will merge with Sunfish, a wholly owned subsidiary of Kodak. Upon completion of the merger, Sunfish will cease to exist and Lumisys, as the surviving corporation, will become a wholly owned subsidiary of Kodak. The directors and officers of Sunfish immediately prior to the merger will be the directors and officers of Lumisys, as the surviving corporation. AuntMinnie.com will remain as a subsidiary of Lumisys.

WHEN THE MERGER WILL BE COMPLETED

   The closing of the merger is conditioned upon all material governmental consents and approvals required in order to effect the merger with respect to the transactions contemplated thereby having been received and that any required governmental notices and filings have been made. No assurance can be given, however, that the required consents and approvals will be obtained. Lumisys and Kodak are not currently aware of any governmental approvals or action that may be required to effect the merger, other than the Hart-Scott-Rodino clearance described above.

   We expect to complete the merger shortly after the stockholders meeting on December 22, 2000. We cannot guarantee, however, when or if the required regulatory approvals will be obtained. Further, either Kodak or Lumisys may terminate the merger agreement if the merger is not consummated by January 31, 2001 or February 28, 2001 under certain circumstances, unless the terminating party's material breach of its representations, warranties or obligations under the merger agreement causes the failure to complete the merger.

   The merger agreement provides that the closing of the merger will take place as promptly as possible after all of the conditions set forth in the merger agreement are satisfied or waived, unless Kodak, Lumisys and Sunfish agree to another time or date. On the closing date, Sunfish and Lumisys will file a certificate of merger with the Delaware Secretary of State. The merger will become effective when the certificate of merger is duly filed or such other time as is set forth in the certificate of merger.

CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

   When the merger is completed,

  . the certificate of incorporation of Sunfish will become the certificate of incorporation of the surviving corporation;

  . the by-laws of Sunfish will become the by-laws of the surviving corporation;

  . the directors of Sunfish will become the directors of the surviving corporation; and

  . the officers of Sunfish will become the officers of the surviving corporation.

CONVERSION OF LUMISYS SHARES

   At the effective time of the merger, each issued and outstanding share of Lumisys common stock (other than shares held by Kodak or Sunfish and any shares of Lumisys common stock held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law and the merger agreement) will be automatically converted into the right to receive cash in the amount of $4.05 for each share of Lumisys common stock.

STOCK OPTIONS AND WARRANTS

   All outstanding and unexercised Lumisys stock options shall be accelerated and will be converted into the right to receive an amount equal to $4.05 per share less the exercise price per share of Lumisys common stock provided in the Stock Option Agreement for each holder. All outstanding Lumisys stock options and all other options or warrants to purchase the Lumisys common stock which are exercisable for a price per share of Lumisys common stock which is greater than $4.05 per share will be cancelled and of no further force or effect. Prior to the effective time of the merger, the exercise period for any outstanding Lumisys options will not be extended, nor will the vesting period be accelerated.

EMPLOYEE STOCK PURCHASE PLAN

   All outstanding options to purchase the Lumisys common stock with participants' accumulated payroll deductions, which were granted pursuant to the Lumisys Incorporated Employee Stock Purchase Plan, were exercised on November 15, 2000. Any payroll deductions that were not used to purchase the Lumisys common stock shall be refunded to the participants, without interest. The Lumisys Incorporated Employee Stock Purchase Plan, and all rights granted to participants thereunder, terminated on November 16, 2000.

PAYMENT FOR LUMISYS SHARES

   On the closing date of the merger, Kodak will instruct EquiServe in its capacity as the paying agent to mail a transmittal letter to each former Lumisys stockholder or optionholder of record immediately prior to the effective time of the merger. The transmittal letter will contain instructions on how to surrender your shares of Lumisys common stock or options in order to receive the cash merger consideration. Lumisys stockholders should not send in their stock certificates until they receive the transmittal materials from EquiServe.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES

   On the closing date of the merger, Kodak will instruct EquiServe, as paying agent, to mail to each former holder of record of Lumisys common stock or options a transmittal letter with instructions on how to exchange Lumisys stock certificates or options for the cash merger consideration.

   Please do not send in your Lumisys stock certificate until you receive the transmittal letter and instructions from EquiServe. Do not return your stock certificates with the enclosed proxy card. If your shares of Lumisys common stock are held through a broker, your broker will surrender your shares for cancellation.

   After you mail the transmittal letter and your stock certificates or option to EquiServe, your check will be mailed to you. The Lumisys stock certificate or option you surrender will be cancelled.

   After completion of the merger, there will be no further transfers of Lumisys common stock. Lumisys stock certificates presented for transfer after completion of the merger will be cancelled and exchanged for the cash merger consideration.

   If your Lumisys stock certificates have been lost, stolen or destroyed, you will have to provide evidence of your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for you shares. EquiServe will send you instructions on how to provide such evidence.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains various customary representations and warranties of Lumisys, relating to, among other matters:

  .  its organization, good standing and qualification;

  .  its capital structure;

  . its subsidiary, AuntMinnie.com Inc., and other wholly owned subsidiaries;

  .  its corporate authority to enter into the contemplated transactions;

  .  the accuracy of its SEC filings;

  . absence of certain changes or events since December 31, 1999, the date of its last audited balance sheet;

  . non-violation of organization documents of Lumisys and AuntMinnie.com and receipt of required filings and consents;

  . non-violation of instruments or obligations of Lumisys or its subsidiaries, except where such violation of a material agreement would not have a material adverse effect;

  .  required governmental approvals of the merger;

  .  its and AuntMinnie.com's material contracts;

  . absence of undisclosed litigation and liabilities of Lumisys and AuntMinnie.com;

  .  its and AuntMinnie.com's intellectual property;

  .  its and AuntMinnie.com's affiliate transactions;

  .  its and AuntMinnie.com's owned properties;

  .  its employee benefits plans;

  .  tax matters;

  . absence of restrictions on business activities of Lumisys or AuntMinnie.com;

  .  insurance coverage of Lumisys and AuntMinnie.com;

  .  labor matters;

  .  absence of unlawful business practices of Lumisys or AuntMinnie.com;

  .  compliance with laws;

  .  regulatory compliance;

  .  environmental matters;

  . absence of brokers or other persons entitled to compensation in connection with the transactions contemplated by the merger agreement other than Lumisys' Financial Advisor;

  .  board approval of the merger; and

  .  opinion of Lumisys' financial advisor.

   The merger agreement also contains various representations and warranties by Kodak and Sunfish relating to, among other matters:

  .  their organization, good standing, and qualification;

  .  their corporate authority to enter into the contemplated transactions;

  . non-violation of their governing instruments and receipt of required filings and consents;

  . the veracity and completeness of information provided by Kodak and Sunfish in connection with the preparation of this Proxy Statement; and

  . non-ownership of Lumisys stock prior to execution of the merger agreement.

CONDUCT OF BUSINESS PRIOR TO CLOSING

   Lumisys and AuntMinnie.com are subject to restrictions on their business conduct and operations until the merger is completed. Lumisys has agreed to and agreed to cause AuntMinnie.com to conduct their business in the ordinary course and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans made available to Kodak prior to the signing of the merger agreement, to use reasonable efforts to preserve intact their present business organizations, to keep available the services of their employees and consultants, to preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with Lumisys and/or AuntMinnie.com; and to protect their technology to prevent impairments to goodwill or their on-going business. Accordingly, Lumisys has agreed, with certain exceptions and unless Kodak otherwise agrees in writing, that it and AuntMinnie.com will not:

  . declare or pay any dividend or make any other distribution in respect of any of its capital stock; issue or authorize the issuance of any other securities (except for issuances upon the exercise of Lumisys options or shares acquired under any other rights, warrants or options to acquire Lumisys stock);

  . grant, award or enter into any compensation or change of control arrangement with any employee, including the repricing of any outstanding stock options;

  . issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or amend the terms of any such securities, rights, warrants or options except as described in the merger agreement or take any action to accelerate the vesting thereof;

  .  amend its or AuntMinnie.com's organizational documents;

  . acquire or agree to acquire by merging or consolidation with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, joint venture, associate or other business organization or division thereof, or any assets that are material, individually or in the aggregate;

  . subject to a lien or sell, lease, license or otherwise dispose of or transfer any of its properties or assets or any technology used in the business other than in connection with the sale of products in the ordinary course of business and the sale of assets from inactive lines of business;

  . incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, guarantee any debt securities or enter into any "keep well" or other agreement to maintain any financial condition of another person, except for borrowings or other transactions incurred in the ordinary course of business under any existing credit facility;

  . alter, amend or delay in any material respect the implementation of plans for capital expenditures and completion/expansion of plant and production facilities previously delivered to Kodak; and

  . take any action or omit to take any action that would cause any of its representations and warranties to become untrue in any material respect.

NO SOLICITATION PERIOD

   Lumisys has agreed that it will not, and that it will not authorize or permit any of its or its subsidiaries' officers, directors, employees, agents or representatives, to:

  . initiate or take any other action, directly or indirectly, with respect to any inquiries or the making of any proposal or offer,

  .  engage in any negotiations concerning,

  .  provide any confidential information or data to, or

  .  have any discussions relating to

an acquisition proposal. The merger agreement defines acquisition proposal as any proposal or offer relating to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Lumisys or AuntMinnie.com.

   Lumisys and its Board of Directors may, however, provide information in response to a request by a person who has made an unsolicited bona fide proposal if:

  . such proposal is a superior proposal, defined by the merger agreement as bona fide acquisition proposal made by a third party that the Board of Directors determines in good faith has a good faith intention to proceed with negotiations to consider and financial capability to consummate and such proposal is to acquire at least 50% of Lumisys' consolidated assets or outstanding voting power of Lumisys securities or all of the assets or stock of AuntMinnie.com and is financial superior to the stockholders to the transactions set forth in the merger agreement;

  . Lumisys' Board of Directors, after taking into account advice of its legal counsel, determines in good faith that to do otherwise would result in a breach of the directors' fiduciary duties under applicable law;

  .  Lumisys notifies Kodak in writing of the acquisition proposal; and

  . Lumisys uses commercially reasonable efforts to keep Kodak informed with respect to the acquisition proposal.

ADDITIONAL COVENANTS OF KODAK AND LUMISYS

   Kodak and Lumisys have each agreed to use reasonable best efforts to:

  . take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make the merger and the transactions contemplated thereby effective;

  . obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Kodak or Lumisys or any of their subsidiaries necessary to consummate the merger and the transactions contemplated thereby;

  . cooperate to make all filings and any other required submissions required by federal and state securities laws, the Hart-Scott-Rodino Act and any other applicable law with respect to the merger agreement, the merger and the transactions contemplated thereby; and

  . consult with the other regarding any public announcements it makes concerning the merger.

ADDITIONAL COVENANT OF LUMISYS

   Lumisys has agreed that prior to the effective time of the merger, that Lumisys or AuntMinnie.com will have purchased or repurchased all outstanding shares of AuntMinnie.com's capital stock.

INDEMNIFICATION OF LUMISYS OFFICERS AND DIRECTORS

   The merger agreement provides for indemnification of individuals who, immediately prior to the effective time of the merger, are or were directors or officers of Lumisys or otherwise entitled to indemnification under Lumisys' organizational documents, the indemnification agreements, and their respective heirs, executors and personal representatives or under the Underwriting Agreement, dated November 14, 1995, between the Company and the underwriters named therein referred to as indemnified parties. Lumisys has agreed, regardless of whether the merger becomes effective, and after the effective time, Kodak has agreed to cause the surviving corporation, to the fullest extent permitted by Delaware law, to indemnify, defend and hold harmless, the indemnified parties against any and all lawsuits, demands, actions, costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit proceeding or investigation arising out of matters existing or occurring prior to the effective time of the merger. In the event of any such matter, the merger agreement requires Lumisys or the surviving corporation to pay the reasonable fees and expenses of counsel selected by the indemnified parties and to cooperate in the defense of any such matter. Neither Lumisys nor the surviving corporation will be liable for any settlement effected without its written consent. Further, neither Lumisys nor the surviving entity will be obligated to pay the fees and disbursements of more than one counsel for all indemnified parties, with certain exceptions. The surviving corporation and its successors or assigns are obligated to maintain the foregoing indemnification obligations, provided that Kodak will remain liable to the indemnified parties.

CONDITIONS TO CLOSING

   The respective obligations of each party to effect the merger are subject to the fulfillment of the following conditions:

  .  approval of the merger agreement and the merger by Lumisys stockholders;

  . expiration or early termination of the waiting period applicable to consummation of the merger under the Hart-Scott-Rodino Act and receipt of any other material governmental consent required with respect to the merger; and

  .  absence of any legal prohibition against the merger.

   The obligation of Lumisys to effect the merger is also subject to the fulfillment or waiver of the additional conditions:

  . material compliance by Kodak and Sunfish of their respective obligations to be performed under the merger agreement; and

  . material accuracy of the representations and warranties made by Kodak and Sunfish contained in the merger agreement.

   The obligations of Kodak and Sunfish to effect the merger are also subject to the fulfillment of the following additional conditions:

  . material compliance by Lumisys with its obligations to be performed under the merger agreement, with certain exceptions;

  . material accuracy of the representations and warranties made by Lumisys, with certain exceptions;

  . due authorization, execution and delivery, by parties other than Kodak and Sunfish, and continued validity of the Stockholders' Agreement;

  . absence of any material adverse change in Lumisys' business, operations or prospects since September 30, 2000, with certain exceptions; and

  . grant or receipt of certain consents, approvals or other requirements to the consummation of the merger.

TERMINATION

   Kodak and Lumisys may agree to terminate the merger agreement by mutual written consent at any time before completing the merger, even after Lumisys' stockholders have approved the merger agreement and the merger.

   Either Kodak or Lumisys may terminate the merger if:

  . an uncured, material breach of the merger agreement by the other prevents Lumisys or Kodak from satisfying certain conditions set forth in the merger agreement by January 31, 2001 or, in certain circumstances, February 28, 2001;

  . any court of competent jurisdiction issues, enacts, promulgates or enforces any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Kodak or Lumisys to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the merger and such order, judgment, decree, injunction or ruling is final and nonappealable;

  . the merger is not completed by January 31, 2001 or, in certain circumstances, February 28, 2001, unless the party seeking to terminate has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement; and

  . the Lumisys Special Meeting of Stockholders has concluded without the required stockholder approval of the merger agreement.

   In addition, Kodak may terminate the merger agreement:

  . after receipt by Lumisys of a superior proposal if, by the end of the seven calendar days following (but not including) the day Kodak notifies Lumisys that it wishes the Lumisys Board of Directors to publicly reaffirm its recommendation to the Lumisys stockholders to vote for the merger, the Lumisys Board of Directors fails to so publicly reaffirm; or

  . by the later of the end of the tenth business day following the public announcement of an acquisition proposal or the seven calendar days following (but not including) the day Kodak notifies Lumisys that it wishes the Lumisys Board of Directors to publicly reject such publicly announced acquisition proposal, the Lumisys Board of Directors fails to publicly reject such acquisition proposal or the Lumisys Board of Directors shall have changed its recommendation to the Lumisys stockholders to vote in favor of approval of the merger.

   Further, Lumisys may terminate the agreement if:

  . Lumisys receives a superior proposal, and the Lumisys Board of Directors determines that it would be in accordance with their fiduciary duties after considering applicable state law provisions and the advice of legal counsel, to accept the superior proposal, Lumisys shall be entitled to amend the proxy statement and delay the special meeting to permit its stockholders to vote on the superior proposal. In such event, Lumisys will be required to pay the termination fee to Kodak.

FEES AND EXPENSES

   Except as discussed below, whether or not the merger is consummated, Lumisys and Kodak are each responsible for their respective expenses incurred in connection with the merger. The merger agreement provides that such expenses incurred by Lumisys for transfer agent fees, paying agent fees, proxy solicitors, accountants, attorneys and proxy printing costs may not exceed $550,000 in the aggregate.

   In the event that Lumisys terminates the merger agreement to accept a superior proposal, the merger agreement requires Lumisys to pay Kodak a termination fee of 4% of the aggregate merger consideration no later than the third business day after the termination notice. In the event that Kodak terminates the merger agreement due to (a) failure to consummate the merger by January 31, 2001 or, in certain circumstances, February 28, 2001, provided that Lumisys is in material breach of its representations, warranties or obligations causing the conditions to closing not to be met, Kodak has voted the proxy granted by Dr. Manian and Dr. Berman in favor of the merger and regulatory approvals have been obtained; or (b) Lumisys' receipt of a superior proposal, and at any time prior to the six month anniversary of such termination, Lumisys enters into a transaction resulting from an acquisition proposal, which transaction is ultimately consummated, the merger agreement requires Lumisys to pay Kodak a termination fee of 4% of the aggregate merger consideration.

                              THE SPECIAL MEETING

PLACE, DATE, TIME AND PURPOSE

   The special meeting will be held at Lumisys' offices at, 225 Humboldt Court, Sunnyvale, California 94089, on December 22, 2000 at 10:30 a.m., local time. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement and the merger.

RECORD DATE AND OUTSTANDING SHARES

   The holders of record of Lumisys common stock as of the close of business on November 30, 2000, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the
record date, there were              shares of Lumisys common stock
outstanding held by approximately     stockholders of record.

ATTENDING THE MEETING

   If you are a beneficial owner of Lumisys common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Lumisys common stock held in street name in person at the meeting, you will have to obtain a written proxy or authorization in your name from the broker, bank or other nominee who holds your shares.

VOTE REQUIRED; QUORUM

   The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Lumisys common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Your broker or nominee does not have the right to vote your shares of Lumisys common stock without your instruction. It is important that you instruct your broker or nominee on how to vote your shares of Lumisys common stock for your shares to be represented at the special meeting. Certain directors and officers have entered into an agreement with Kodak pursuant to which they have agreed to vote their shares of Lumisys in favor of the merger and against any other acquisition proposed and have granted Kodak a proxy in connection therewith. The holders of a majority of the outstanding shares of Lumisys common stock as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established. THE LUMISYS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

PROXIES; REVOCATION

   PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

   If you vote your shares of Lumisys common stock by signing and returning a proxy card, your shares will be voted at the special meeting as you indicate on the card. If no instructions are indicated on your signed proxy card, your shares of Lumisys common stock will be voted "FOR" the approval of the merger agreement and the merger proposal.

   If your shares are held in "street name" by your broker, do not follow the above voting instructions. Rather, your broker will provide you with separate, written instructions on voting your shares, and you should follow those instructions. You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Lumisys at 225 Humboldt Court, Sunnyvale, California 94089 by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. However, simply attending the special meeting will not revoke a proxy.

EXPENSES OF PROXY SOLICITATION

   All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Lumisys. Officers and employees of Lumisys may solicit proxies by telephone or in person. However, they will not be paid amounts in excess of their customary compensation for soliciting proxies. Lumisys also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Lumisys has retained Corporate Investor Communications as solicitation agent and information agent to assist in the solicitation of proxies, using the means referred to above, at an anticipated cost of $6,000, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

   Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Lumisys common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any proxies received by Lumisys will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to approve the merger agreement, unless the stockholder has voted against the merger proposal. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger agreement and the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Lumisys stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                        APPRAISAL RIGHTS IN THE MERGER

   Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Lumisys common stock. Lumisys stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Lumisys will require strict compliance with the statutory procedures. A copy of Section 262 is attached as APPENDIX C.

   The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in APPENDIX C of this proxy statement.

   Section 262 requires that stockholders be notified not fewer than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This Proxy Statement constitutes Lumisys' notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in APPENDIX C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

   If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  . You must deliver to Lumisys a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  . You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

   If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Lumisys common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Lumisys common stock.

   All demands for appraisal should be addressed to Dean MacIntosh, Executive Vice President, 225 Humboldt Court, Sunnyvale, California 94089, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Lumisys common stock. The demand must reasonably inform Lumisys of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

   To be effective, a demand for appraisal by a holder of Lumisys common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

   If you hold your shares of Lumisys common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

   If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

   Within 10 days after the effective date of the merger, Kodak must give written notice that the merger has become effective to each Lumisys stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Lumisys common stock. Within 120 days after the effective date, either Kodak or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Kodak has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

   If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Kodak, Kodak will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

   After determination of the stockholders entitled to appraisal of their shares of Lumisys common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

   In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

   Costs of the appraisal proceeding may be imposed upon Kodak and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Lumisys common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

   In view of the complexity of Section 262, Lumisys stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

         BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the ownership of the Lumisys common stock as of November 17, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all Lumisys executive officers and directors as a group; and (iv) all those known by Lumisys to be beneficial owners of more than five percent of its Common Stock.

                                                               Beneficial
                                                             Ownership (1)
                                                          --------------------
                                                          Number of Percent of
    Beneficial Owner                                       Shares     Total
    ----------------                                      --------- ----------
    Eastman Kodak Company (2)............................ 1,076,636   10.56%
     343 State Street
     Rochester, NY 14650

    Dimensional Fund Advisers............................   673,900    6.61%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

    Bala S. Manian, Ph.D. (3)............................   574,097    5.63%

    Phillip Berman, M.D. (4).............................   502,539    4.93%

    Douglas G. DeVivo, Ph.D. (5).........................   406,460    3.99%

    John M. Burgess (6)..................................   158,750    1.56%

    C. Richard Kramlich (7)..............................   109,326    1.07%

    Craig L. Klosterman (8)..............................   117,342    1.15%

    Dean MacIntosh (9)...................................   144,765    1.42%

    Duncan Moffat (10)...................................   133,648    1.31%

    Daniel Burstein (11).................................    50,000     *

    Robert J. Gallagher (11).............................    50,000     *

    Albert L. Greene (11)................................    50,000     *

    All directors and executive officers as a group
     (11 persons) (12)................................... 2,296,927   22.55%

--------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and filings with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Lumisys believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,188,083 shares outstanding on November 17, 2000, adjusted as required by rules promulgated by the SEC.

 (2) Represents shares beneficially owned by Eastman Kodak Company ("Kodak") pursuant to that certain Stockholder Agreement among Kodak, Sunfish Acquisition Corp., Lumisys and Bala Manian, Ph.D., individually and in his capacity as trustee of the Manian Revocable Trust and as general partner of Saraswati Partners ("Manian") and Phillip Berman, M.D., individually and in his capacity as manager of the P. Berman Family LLC, the general partner of Sequoia Investment Limited Partnership ("Berman"), dated November 9, 2000, which grants Kodak the right, as proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of each of Manian and Berman, to vote such stockholders' shares of common stock or grant any consent or approval with respect to such stockholders' shares of common stock in favor of the merger and the merger agreement and against any proposed other acquisition.

 (3) Includes 50,000 shares subject to accelerated vesting of stock options exercisable prior to close of the merger. Dr. Manian has entered into a Stockholder Agreement with Lumisys and Kodak pursuant to which Dr. Manian has granted a proxy to Kodak as described in footnote 2 above.

 (4) Includes 375,240 shares beneficially owned by P. Berman Family, L.L.C., of which Dr. Berman is a general partner. Dr. Berman shares voting and investment power with respect to such shares and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein. Also includes 125,000 shares subject to accelerated vesting of stock options exercisable prior to close of the merger. Excludes 16,240 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger. Dr. Berman has entered into a Stockholder Agreement with Lumisys and Kodak pursuant to which Dr. Berman granted a proxy to Kodak as described in footnote 2 above.

 (5) Includes 132,460 shares held in trust. Dr. DeVivo holds sole voting and investment power with respect to the shares held in trust. Also includes 200,000 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger.

 (6) Includes 87,500 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger. Excludes 25,000 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger.

 (7) Excludes 62,890 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger.

 (8) Includes 41,450 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger. Excludes 49,700 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger.

 (9) Includes 127,794 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger. Excludes 42,750 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger.

(10) Includes 131,250 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger.

(11) Includes 50,000 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger.

(12) Includes 507,700 shares held by entities affiliated with certain directors and includes 912,994 shares subject to accelerated vesting of stock options in connection with the merger, exercisable prior to close of the merger. Excludes 196,580 shares subject to currently exercisable stock options with an exercise price greater than $4.05 per share which will be cancelled by the merger. See footnotes (2)-(10) above.


                      WHERE YOU CAN FIND MORE INFORMATION

   Lumisys and Kodak file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Lumisys or Kodak files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lumisys' and Kodak's public filings are also available to the public from document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

   If you would like to request documents from Lumisys, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting. Lumisys will send any document so requested to the requesting stockholder by first-class mail or other equally prompt means within one day of receiving the request. Please address your request for documents as follows:

                              LUMISYS INCORPORATED
                               225 Humboldt Court
                          Sunnyvale, California 94089
                                 (408) 733-6565
                           Attention: Dean MacIntosh

                                 OTHER MATTERS

   You should rely only on the information contained in this proxy statement to vote your shares at the meeting. Lumisys has not authorized anyone to provide you with information that is different from what is contained in this proxy
statement. This proxy statement is dated December   , 2000. You should not
assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

   If the merger proposal is approved and the merger completed, you will no longer own shares of Lumisys, and Lumisys will not solicit proxies for an annual meeting in 2001. If the merger proposal is not approved, Lumisys intends to conduct the next annual meeting in approximately June 2001. The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders if held, is January 15, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so after February 14, 2001, and before the close of business on March 16, 2001. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Lumisys suggests that all such proposals be sent by certified mail, return receipt requested.

   The Board of Directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Dean MacIntosh
                                          Executive Vice President

Sunnyvale, California
December   , 2000

                                                                      Appendix A



                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 9, 2000

                                     AMONG

                             EASTMAN KODAK COMPANY

                           SUNFISH ACQUISITION CORP.

                                      AND

                             LUMISYS INCORPORATED

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I THE MERGER

      1.1  The Merger....................................................   1
      1.2  Closing.......................................................   1
      1.3  Effective Time of the Merger..................................   1
      1.4  Effect of the Merger..........................................   2

ARTICLE II THE SURVIVING CORPORATION

      2.1  Certificate of Incorporation..................................   2
      2.2  By-Laws.......................................................   2
      2.3  Board of Directors; Officers..................................   2

ARTICLE III CONVERSION OF SHARES

      3.1  Merger Consideration..........................................   3
      3.2  Dissenting Shares.............................................   4
      3.3  Surrender and Exchange of Share Certificates and Payment
           of Merger Consideration.......................................   4
      3.4  No Further Rights.............................................   5
      3.5  Closing of the Company's Transfer Books.......................   5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      4.1  Organization, Good Standing and Qualification.................   6
      4.2  Capitalization................................................   6
      4.3  Subsidiaries..................................................   6
      4.4  Authorization.................................................   7
      4.5  SEC Reports and Financial Statements..........................   7
      4.6  Proxy Statement...............................................   8
      4.7  Absence of Certain Changes or Events..........................   8
      4.8  No Conflicts, Required Filings and Consents...................  10
      4.9  Material Contracts............................................  11
      4.10  Litigation.................................................... 12
      4.11  Intellectual Property......................................... 12
      4.12  Compliance with other Instruments............................. 15
      4.13  Affiliate Transactions........................................ 15
      4.14  Corporate Documents........................................... 15
      4.15  Title to Property and Assets.................................. 16
      4.16  Employee Benefit Plans........................................ 18
      4.17  Tax Returns and Payments...................................... 18

      4.18  Restrictions on Business Activities..........................  18
      4.19  Insurance....................................................  18
      4.20  Labor Agreements and Actions.................................  18
      4.21  Certain Business Practices...................................  19
      4.22  Compliance with Applicable Laws..............................  19
      4.23  Regulatory Matters...........................................  19
      4.24  Environmental and Safety Laws................................  20
      4.25  Brokers......................................................  21
      4.26  Board Approval...............................................  21
      4.27  Opinion of the Company's Financial Advisor...................  21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY


      5.1  Organization and Qualification................................  22
      5.2  Authority Relative to this Agreement..........................  22
      5.3  No Conflicts, Required Filings and Consents...................  22
      5.4  Company Information Statement.................................  23
      5.5  Ownership of Company Stock....................................  23

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

      6.1  Conduct of the Business Pending the Effective Time............  23
      6.2  Company Stockholder Vote......................................  25
      6.3  Acquisition Proposals.........................................  25
      6.4  Financial Information.........................................  27
      6.5  Inventory.....................................................  27

ARTICLE VII ADDITIONAL AGREEMENTS

      7.1  Access to Information.........................................  27
      7.2  Further Action, Consents, Filings.............................  28
      7.3  Minority Interest in AuntMinnie.com...........................  28
      7.4  Public Announcements..........................................  28
      7.5  Efforts, Consents.............................................  29
      7.6  Agreement to Defend and Indemnify.............................  29
      7.7  Notice of Breaches............................................  30

SECTION VIII CONDITIONS PRECEDENT

      8.1  Conditions to Each Party's Obligation to Effect the Merger....  31
      8.2  Conditions to Obligation of the Company to Effect the Merger..  31
      8.3  Conditions to Obligations of Parent and Merger Subsidiary to
           Effect the Merger.............................................  31

SECTION IX TERMINATION, AMENDMENT AND WAIVER

      9.1  Termination...................................................  32
      9.2  Effect of Termination.........................................  34
      9.3  Fees and Expenses.............................................  34
      9.4  Amendment.....................................................  35
      9.5  Waiver........................................................  36

ARTICLE X GENERAL PROVISIONS

     10.1  Notices.......................................................  36
     10.2  Entire Agreement..............................................  36
     10.3  Assignments; Parties in Interest..............................  36
     10.4  Governing Law.................................................  36
     10.5  Headings......................................................  38
     10.6  Certain Definitions and Rules of Construction.................  38
     10.7  Counterparts..................................................  42
     10.8  Severability..................................................  42

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of November 9, 2000, by and among Eastman Kodak Company ("Parent" ), a New Jersey corporation, Sunfish Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Parent, and Lumisys Incorporated (the "Company"), a Delaware corporation.

          WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have approved the merger of the Merger Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement with respect to voting and irrevocable proxy, option and other matters (the "Stockholders' Agreement") pursuant to which, among other things, such Stockholders will vote in favor of the transactions contemplated by this Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

          Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), the Merger Subsidiary shall be merged with and into the Company and the separate existence of the Merger Subsidiary shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Lumisys Incorporated"

          Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Pillsbury Madison & Sutro LLP, Silicon Valley Office 2550 Hanover Street, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

          Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL"). When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger is accepted for filing by the Secretary of State of Delaware.

          Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and other applicable laws. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Merger Subsidiary or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall approve, execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Merger Subsidiary, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 343 State Street, Rochester, New York 14653, Attn. General Counsel.

                                  ARTICLE II

                           The Surviving Corporation

          Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, except that the name shall be changed to "Lumisys Incorporated", until thereafter changed or amended as provided therein or by applicable law.

          Section 2.2 By-laws. The By-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          Section 2.3 Board of Directors; Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Subsidiary immediately prior to the Effective

Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             Conversion of Shares

          Section 3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Subsidiary:

     (a) All shares of common stock, $0.001 par value, of the Company ("Company Common Stock") which are held by Parent, the Company or any wholly-owned subsidiary of Parent (including Merger Subsidiary) or of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Each issued and outstanding share of Company Common Stock, other than those to which Section 3.1(a) applies and other than any Dissenting Shares (as defined in Section 3.2), shall be converted into the right to receive $4.05 for each share of Company Common Stock (the "Merger Consideration").

     (c) Each issued and outstanding share of common stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation which shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     (d) If at any time during the period between the date of this Agreement and the Effective Time, the Company changes the number of shares of the Company Common Stock outstanding, the Merger Consideration and any other items dependent thereon shall be appropriately adjusted so that the Merger Consideration will be equivalent to that which it would have been if the change had not occurred.

     (e) The outstanding and unexercised Company Stock Options shall, for each share of Company Common Stock subject to such Company Stock Option, become the right to receive an amount equal to the Merger Consideration less the exercise price per share of Company Common Stock provided in such Company Stock Option. All outstanding Company Stock Options and all other options or warrants to purchase the Company Common Stock which are exercisable for a price per share of Company Common Stock which is greater than the Merger Consideration shall, solely by virtue of the Merger and without any other consideration or action on the part of Parent, the Company, Merger Subsidiary or the holders thereof, be canceled and of no further force or effect.

          Section 3.2  Dissenting Shares.  Each share of Company Common Stock:
(i) as to which a written notice of an intent to demand appraisal is given to the Company in accordance with Section 262 of the DGCL prior to the vote of the Company's Stockholders on the Merger taken at the Company Special Meeting (as such term is defined in Section 4.6) and not withdrawn at or prior to the time of such vote, (ii) which is not voted by the holder thereof in favor of the Merger at the Company Special Meeting, and (iii) as to which a written demand for appraisal shall have been timely filed (in accordance with Section 262 of the DGCL) with the Company (a "Dissenting Share"), shall not be converted into and represent the right to receive the Merger Consideration and such Share shall be subject to the provisions of 262 of the DGCL; provided, however, that if any such Stockholder shall withdraw his or her demand for payment or shall fail to perfect his or her rights to such payment in accordance with the DGCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and each such Share shall, subject to the terms of this Agreement and the DGCL, be converted into and represent the right to receive the Merger Consideration. Each holder of a Dissenting Share who becomes entitled, pursuant to the DGCL, to receive an appraisal of his or her Dissenting Share or the Surviving Company may file a petition in the Chancery Court of the State of Delaware demanding a determination of the value of the Company's Common Stock in accordance with
Section 262 of the DGCL.

          Section 3.3 Surrender of Share Certificates and Payment of Merger Consideration.

          (a) At the Effective Time, Parent shall pay, by wire transfer of immediately available funds to EquiServe (the "Paying Agent") the aggregate amount of the Merger Consideration payable with respect to the Company Common Stock other than the Dissenting Shares.

          (b) On the Closing Date, Parent shall instruct the Paying Agent to mail to each person who was a holder of record of shares of the Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal, and
(ii) instructions for use in effecting the surrender of the certificates representing the Company Common Stock held by such holder (the "Certificates") nominally representing the Company Common Stock for a check in the aggregate amount of the Merger Consideration for the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time.

          (c) After the Effective Time, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a check of Paying Agent for the Merger Consideration into which such holder's shares of the Company Common Stock have been converted.

          (d) Any amount of the Merger Consideration that remains undistributed to the stockholders of the Company for a period of twelve months after the Effective Time shall be delivered to Parent by the Paying Agent upon demand, and any former stockholders of the

Company who have not previously complied with this Section 3.3 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

          (e) Neither the Paying Agent, nor any of the Company, Merger Subsidiary or Parent shall be liable to any holder of shares of the Company Common Stock with respect to any amount of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

          (f) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue Merger Consideration to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

          (g) Prior to the Effective Time, the Company shall cause all outstanding Company Stock Options with an exercise price per share which is less than the Merger Consideration to become fully vested and exercisable immediately prior to the Merger (referred to herein as "Vested Company Stock Options"), and shall take such action as may be necessary to amend outstanding Company Stock Options, Company Stock Option Plans or Company Benefit Plans to permit such vesting and exercisability, and to cause all other options or warrants to purchase the Company Common Stock which are exercisable for a price per share of Company Common Stock which is greater than the Merger Consideration to be canceled and of no further force or effect at the Effective Time. On the Closing Date, Parent shall instruct the Paying Agent to mail to each person who is a holder of Vested Company Stock Options immediately prior to the Effective
Time: (i) an optionee letter of transmittal, and (ii) instructions for use in surrendering the stock option agreements evidencing such Vested Company Stock Options held by such holder for a check in the aggregate amount of the Merger Consideration less the exercise price of such Vested Company Stock Options for the number of shares of Company Common Stock subject to such Vested Company Stock Options, less any taxes or other withholding required by law.

          Section 3.4 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing shares of Company Common Stock, or Company Stock Options or other options or warrants to acquire Company Common Stock shall cease to have any rights as stockholders or holders of derivative securities of the Company, except to receive the Merger Consideration and except as provided by law with respect to the Dissenting Shares.

          Section 3.5 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company's Common Stock shall be made thereafter. In the event that, after the Effective Time, certificates for Shares are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration for each Share represented as provided in Section 3.3, subject to applicable law in the case of Dissenting Shares.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Company Disclosure Schedule (as defined in Section 10.6) delivered to the Parent prior to the date of this Agreement:

          Section 4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business, properties, prospects or financial condition. The Company has not used any other name, legal or fictitious, in the conduct of its business except as set forth in the Disclosure Schedule.

          Section 4.2 Capitalization. The authorized capital of the Company consists of 5,000,000 shares of preferred stock, none of which are issued or outstanding, and 25,000,000 shares of Company Common Stock, of which 9,275,014 are issued and outstanding. In addition, 3,234,083 shares of Company Common Stock have been reserved for issuance pursuant to the Company's Stock Option Plans (as defined in Section 4.18), of which, options to purchase 2,142,727 shares of Company Common Stock are outstanding on the date of this Agreement and 1,091,356 shares of Company Common Stock are available for grant. The Company has reserved 200,000 shares of Company Common Stock for issuance under its 1995 Employee Stock Purchase Plan ("Company ESSP") of which 129,578 shares of Company Common Stock have been issued and up to an additional 12,000 shares of Company Common Stock may be issued under the current offering under the Company ESPP. The Company has issued warrants to purchase 92,800 shares of Company Common Stock at a price of $7.20 per share which are exercisable at any time prior to August 2001. There are no other classes of capital stock of the Company authorized and no other rights to acquire, or exchange any other security for, any class of capital stock of the Company. There are no other outstanding contractual obligations of the Company or any subsidiary to sell, issue, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. All the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

          Section 4.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except that the Company owns all of the issued and outstanding capital stock of AuntMinnie.com, Inc. ("AuntMinnie.com") and the other wholly-owned subsidiaries ("Other Subsidiaries") and investments listed in Section 4.3 of the Company Disclosure Schedule. The Company has no obligation to purchase any interest in or make any capital contribution to or otherwise to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of AuntMinnie.com to sell, issue, repurchase, redeem or otherwise acquire any shares of its capital stock. All the outstanding shares of capital stock of AuntMinnie.com are validly issued, fully paid and nonassessable and, except as set forth in Section 4.3 of the Company Disclosure Schedule, owned beneficially and of record by the Company. The Other Subsidiaries have been inactive and had no material assets or liabilities since the dates set forth in Section 4.3 of the Company Disclosure Schedule.

          Section 4.4 Authorization. All corporate action on the part of the Company's board of directors necessary for the authorization, execution and delivery of this Agreement and all exhibits hereto, the Stockholders' Agreement and all other agreements described in or required pursuant to this Agreement (collectively, the "Related Agreements") to which the Company is a party, and the performance of all obligations of the Company hereunder and thereunder have been duly and validly taken and the Company's board of directors has acted to recommend the approval of this Agreement to its Stockholders. This Agreement and the Related Agreements to which the Company is a party, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for a special meeting of the Company's Stockholders is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the Related Agreements to which the Company is a party and the transactions contemplated by this Agreement and such Related Agreements (the "Transactions").

          Section 4.5 SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and proxy statements (the "Company SEC Reports") required to be filed by it with the SEC since November 1, 1995. As of their respective dates, the Company SEC Reports, as the same have been amended, complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports in all material respects. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the Company SEC Reports.

          (b) The consolidated balance sheets of the Company as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended December 31, 1999 present fairly, all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

          (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly periods ended March 30 and June 30, 2000 and the balance sheets and the related statements of earnings and cash flows as of September 30, 2000 contained in the Company's press release dated October 17, 2000 (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated therein and except for the absence of footnotes), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein.

          (d) Except as set forth in the Company's Form 10-K, Form 10-Q or Quarterly Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the September 30, 2000 Quarterly Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and applicable Law.

          Section 4.6 Proxy Statement. None of the information included or to be included by the Company in its proxy statement (the "Company Proxy Statement") for its special meeting of Stockholders to be duly called and held to approve the merger agreement and the consummation of the Transactions (the "Company Special Meeting") will, at the time of filing with the SEC, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the Company's stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder in all material respects.

          Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, since December 31, 1999, the Company and AuntMinnie.com has each conducted its business only in the ordinary course, and there has not been:

          (a) any change that would have a Company Material Adverse Effect, or any change in the assets, available cash, liabilities, financial condition or operating results of the Company and AuntMinnie.com on a consolidated basis from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse and no incurrence of any indebtedness for borrowed money, leases, guarantees, assumptions of the indebtedness or letters of comfort or similar instruments;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or AuntMinnie.com's capital stock, or, any redemption, purchase or other acquisition of any of its capital stock,

          (c) any split, combination or reclassification of any of the Company's capital stock or, except with respect to Company Stock Options granted prior to the date of this Agreement as described in the Company SEC Reports or identified in Section 4.2, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or AuntMinnie.com's capital stock,

          (d) any granting by the Company or any of its subsidiaries to any employee of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of December 31, 1999,

          (e) any granting by the Company or any of its subsidiaries to any employee of any increase in severance or termination pay or other special, or extraordinary compensation or benefits, except as required under employment, severance or termination agreements or plans in effect as of December 31, 1999; or any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any employee, or any increase in benefits available under or establishment of any Company Benefit Plan (as defined below) except in the ordinary course of business consistent with past practice, or the adoption of any new Company Benefit Plan (as defined in Section 4.16);

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business, properties or financial condition of the Company or AuntMinnie.com, or any changes in insurance coverage reducing coverage or materially increasing the cost of coverage or any notice of cancellation or nonrenewal of any insurance policy;

          (g) any sale, assignment or transfer of any Technology except in connection with the sale of Products in the ordinary course of business;

          (h) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP;

          (i) any waiver or compromise by the Company or AuntMinnie.com of any material right with respect to the Technology or Material Contracts or any material amendment, waiver, cancellation or other change in any Material Contract;

          (j) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of or supplier to the Company or AuntMinnie.com;

          (k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or AuntMinnie.com, with respect to any of its material properties or assets, except liens for taxes not yet due or payable or which do not materially impair the value of such properties or assets;

          (l) any loans or guarantees made by the Company or AuntMinnie.com to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (m) any arrangement or commitment by the Company or AuntMinnie.com to do any of the things described in this Section 4.7.

          4.8 No Conflicts, Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) subject to approval by the Company's stockholders referred to in Section 4.4 conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of AuntMinnie.com, (ii) subject to receipt or filing of the Consents (as defined in Section 10.6(a)) listed in Section 4.8 of the Company Disclosure Schedule, result in a Default of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Company's subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) subject to receipt or filing of the required Consents listed in Section 4.8 of the Company Disclosure Schedule, result in a Default pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company's subsidiaries is a party or by which the Company or any of the Company's subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Defaults which would not have a Company Material Adverse Effect.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to DGCL, (iii) certain state takeover, securities, "blue sky" and environmental statutes, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (iii) any Consent with respect to any business or operating permit, where the failure to obtain such Consent is not material to the Business.

          4.9 Material Contracts. Set forth in Section 4.9 of the Company Disclosure Schedule are lists of the following documents (the "Material Contracts"), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) have been provided to Parent by the Company or are filed as exhibits to the Company SEC Reports:

          (a) All agreements with customers in existence on and not performed as of September 30, 2000 and (i) involving a purchase price of more than $100,000 in the aggregate for products shipped and not yet accepted and paid for or to be shipped or requiring professional services to be performed; or (ii) for which all or a portion of the purchase price has been paid; in each case, for products that have not been shipped, delivered or installed or for professional services which have not been fully performed by the Company or AuntMinnie.com.

          (b) All written contracts with any employee (or former employee which has not been fully performed by the Company or AuntMinnie.com or the employee) and all consulting contracts relating to professional services or product development for the Business' Products (as defined in Section 4.11(b)).

          (c) Any contracts which are to be performed in any material respect on or after the Effective Time which (i) involve payments to or from the Company or AuntMinnie.com in amounts greater than $100,000 annually or by their terms extend more than twelve months after the date of this Agreement (other than pursuant to automatic renewal provisions which permit cancellation without penalty upon 90 days or less notice); (ii) agreements with respect to the use, occupancy or acquisition of real property; (iii) creating or evidencing any indebtedness or obligation with respect to borrowed money of the Company or AuntMinnie.com or assuming any direct or indirect responsibility for the obligations of any other person; (iv) all Third Person Licenses (as defined in Section 4.11(c)), or (iv) any contract, agreement or understanding which would limit or restrict the conduct of the Business in the future in any material respect, including any confidentiality, non-compete or other similar agreement.

          (d) All forms of product or service warranty with respect to the Company or AuntMinnie.com.

Except as set forth on Section 4.9 of the Company Disclosure Schedule there is no event or occurrence with respect to any Material Contract, the occurrence of which of itself or with the giving of notice or the passage of time or both would constitute an event of default under or breach of such agreement, contract, instrument or lease or would permit the other party thereto to cancel or terminate performance or seek damages for breach ("Default") by the Business or, to the Company's knowledge, any notice of any Default on the part of any other party in the performance of any obligation to be performed or paid under any Material Contract listed on Section 4.9 of the Company Disclosure Schedule.

          4.10 Litigation. Except as set forth in the Company Disclosure Schedule, there is no action, suit, proceeding or investigation involving the Company or AuntMinnie.com currently pending or, to the knowledge of the Company, threatened or which they currently intend to initiate. Neither the Company nor AuntMinnie.com is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Entity. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against either the Company or AuntMinnie.com that questions the validity of this Agreement or the Transactions, or the right of the Company or AuntMinnie.com to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might reasonably be expected to result, either individually or in the aggregate in a Company Material Adverse Effect, or any change in the current equity ownership of the Company or AuntMinnie.com, nor has the Company received any written notice that there is any basis for the foregoing. The foregoing includes, to the Company's knowledge, actions pending or threatened (or any basis therefor known to the Company) involving any of the Company's or AuntMinnie.com's employees' use of any information or techniques allegedly proprietary to any of their former employers in connection with any of the Company's or AuntMinnie.com's employees' obligations under any confidentiality, non-compete or assignment of invention agreements with prior employers, and workers' compensation, employment discrimination or other claims by in respect of employees or former employees.

          4.11  Intellectual Property.

          (a) The Company or AuntMinnie.com owns or is licensed or otherwise has all rights in and to the following as required to conduct their Business, except where the failure to own or have such rights would not have a Company Material Adverse Effect: (i) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, development and other tools, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, know-how and other technology that are now, have been or are currently proposed to be developed, produced, used, marketed or sold by the Company or AuntMinnie.com (collectively, the "Technology-Related Assets"); and (ii) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade secrets, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

          (b) All products developed, produced, used, marketed or sold by the Company or AuntMinnie.com currently or as to which the Company or AuntMinnie.com has any ongoing obligations, including warranty or support, are listed on
Schedule 4.11 to the Company Disclosure Schedule (collectively, the "Products"). Except for the Third Person Technologies (as defined in Section 4.11(c) below), the Company or AuntMinnie.com owns all right, title and interest in and to the following, free and clear of all liens and encumbrances: (i) the Products; (ii) any and all updates, enhancements and corrections to the Products; (iii) any and all technology and work in progress; and (iv) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related thereto (collectively, the "Technology"). The Technology, excluding the Third Person Technologies, is sometimes referred to herein as the "Company Technology."

          (c) All Technology used by the Company or AuntMinnie.com in the Business for which the Company does not own all right, title and interest, other than Technology which is in the public domain (collectively, the "Third Person Technologies"), and all license agreements pursuant to which the Company or AuntMinnie.com has the right to use the Third Person Technologies, other than license agreements included in shrink-wrapped software packages for software which is readily and generally commercially available to Parent (the "Third Person Licenses") is listed in Schedule 4.11 to the Company Disclosure Schedule and true and complete copies of all such Third Person Licenses have heretofore been provided to Parent. The Company or AuntMinnie.com has the lawful right to use under the terms of the applicable Third Person License, free of any material restriction not expressly set forth in the Third Person Licenses and subject to the other terms of such Third Person Licenses: (i) all Third Person Technology that is incorporated in or used in the development or production of the Company Technology, and (ii) all other Third Person Technology necessary for the conduct of the Business.

          (d) All patents, patent applications, copyright registrations and applications and trademark registrations and applications (collectively, the "IP Registrations") are listed on Section 4.11(d) to the Company Disclosure Schedule. The Company has appropriate IP Registrations to protect its interest and use of the Company Technology and trademarks, trade names, brand names, service marks used in the Business (the "Marks"). The Company or AuntMinnie.com owns all right, title and interest, free and clear of any liens, pledges, licenses or other encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

          (e) Neither the Company nor AuntMinnie.com has conducted its Business, or has used or enforced any IP Rights or taken any action (or, to its knowledge, failed to use or enforce or take any action) with respect to IP Rights, in a manner that would result in the abandonment, cancellation, unenforceability or forfeiture or relinquishment of any material item of the IP Rights or the IP Registrations. Except as set forth in Section
4.11 of the Company Disclosure Schedule, neither the Company nor AuntMinnie.com has granted to any third Person any rights or permissions to use any of the Technology or the IP Rights and neither the Company nor AuntMinnie.com is under any contractual or other obligation to disclose to any third Person any Company Technology.

          (f) (i) Neither the Company nor AuntMinnie.com has received any written notice or claim challenging their ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto or claiming such rights with respect to any IP Rights believed by the Company or AuntMinnie.com to be in the public domain; (ii) to the Company's knowledge, all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use which would have a Company Material Adverse Effect, and neither the Company nor AuntMinnie.com has received any written notice or claim challenging the validity or enforceability of any of the IP Rights; and (iii) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

          (g) (i) To the Company's knowledge, the use, manufacture, provision, sale, import or export to or from the U.S. of Products, services or processes, including business methods, by the Company or AuntMinnie.com in or for the Business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (ii) to the Company's knowledge, the use of any of the Marks and other IP Rights in the Business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (iii) neither the Company nor AuntMinnie.com has received any written notice or claim regarding any infringement, misappropriation, misuse, abuse or other interference with any third Person intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third Person) by the Company, the Technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

          (i) The Technology is free from known material defects and substantially conforms to the applicable specifications and documentation for such Technology. Neither the Company nor AuntMinnie.com has received any written claims that its Products do not so conform.

          (j) Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor AuntMinnie.com has entered into any agreement or offered to indemnify any Person against any charge of infringement of third person's IP Rights by the Company or AuntMinnie.com. Neither the Company nor AuntMinnie.com has entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

          4.12 Compliance with Other Instruments. The Company is not in violation or Default in any material respect of any provisions of its Certificate of Incorporation, as amended or Bylaws or of any material instrument, judgment, order, writ, decree, license or contract to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to the Company or AuntMinnie.com. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions will not result in any such violation or be in material conflict with or constitute, with or without the passage of time and giving of notice, either a Default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or AuntMinnie.com; except for such Defaults which do not, in the aggregate, result in a Company Material Adverse Effect.

          4.13 Affiliate Transactions. Neither the Company nor AuntMinnie.com is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the Company's knowledge, other than as set forth on the Company Disclosure Schedule, none of the Company's nor AuntMinnie.com's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company or AuntMinnie.com or have any direct or indirect ownership interest in any firm or corporation with which the Company or AuntMinnie.com is affiliated or with which the Company or AuntMinnie.com has a business relationship, or any firm or corporation which competes with the Company other than ownership of a less than five percent interest in the outstanding capital stock of any publicly traded company that may compete with the Company. To the knowledge of the Company, none of the Company's or AuntMinnie.com's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company or AuntMinnie.com. Neither the Company nor AuntMinnie.com is a guarantor or indemnitor of any indebtedness of any other Person.

          4.14 Corporate Documents The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and By-laws or comparable organizational documents, each as amended to the date hereof, of the Company and AuntMinnie.com. The Company has provided Parent with access to true and complete copies of the records of proceedings of the board of directors of the Company and AuntMinnie.com and their respective stockholders since incorporation of the Company and AuntMinnie.com. Such records do not omit any actions: (a) authorizing material transactions of the Company and AuntMinnie.com, respectively, or (b) which are required by law or agreement to be authorized by the board of directors or stockholders of the Company or AuntMinnie.com.

          4.15 Title to Property and Assets. Other then as set forth in the Company SEC Reports, each of the Company and AuntMinnie.com owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair their ownership or use of such property or assets. With respect to the property and assets it leases, each of the Company and AuntMinnie.com is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

          4.16 Employee Benefit Plans.

          (a) The Company Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies, oral or written) maintained, or contributed to, by the Company or any trade or business (whether or not incorporated) which is treated with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code, ("ERISA Affiliate") with respect to employees of the Company or their ERISA Affiliates (each, a "Company Benefit Plan"). The Company has furnished Parent with a true and complete copy of each Company Benefit Plan document, including, all amendments thereto, and a true and complete copy of each material document prepared in connection with each Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Form 5500's, including all attachments thereto, and (iv) the most recently prepared actuarial report and financial statement, if any, in connection with each Company Benefit Plan.

          (b) AuntMinnie.com has no "employee benefit plans" as defined in
Section 3(3) of ERISA or any other benefit or compensation plans or arrangements other than the Company Benefit Plans set forth on the Company Disclosure Schedule.

          (c) Except as set forth on the Company Disclosure Schedule, the Company does not have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (d) The Company's equity incentive plans are listed in Section 4.16(d) of the Company Disclosure Schedule (the "Company Stock Option Plans"). The Company also maintains a 1995 Employee Stock Purchase Plan which has been operated in compliance with Section 423 of the Code and other applicable Law. The Board of Directors of the Company has taken action to terminate the current option period under the Employee Stock Purchase Plan on

November 15, 2000 and employee participants have the option of purchasing up to 12,000 shares of Company Common Stock at a price equal to $2.71.

          (e) The only Company Benefit Plan that is intended to qualify under
Section 401(a) of the Code is the Lumisys, Inc. 401(k) Profit Sharing Plan (the "Plan"), and the Company has received a favorable determination letter from the Internal Revenue Service ("IRS") indicating that the underlying nonstandardized prototype plan documents for the Plan are so qualified as to form. To the knowledge of the Company, there are no circumstances likely to jeopardize the Plan's qualified status or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

          (f) Except as set forth in the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. The Company is not currently liable and has not previously incurred any liability for any tax or penalty arising under Sections 4972, 4975, 4979, 4980, or 4980B of the Code or Section 502 of ERISA, and there are no circumstances which would subject the Company to material liability.

          (g) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (h) Neither the Company nor AuntMinnie.com or any predecessor in interest have maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code), and the Company, AuntMinnie.com and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

          (i) Except as set forth on the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, "change of control" compensation or golden parachute) becoming due to any director or employee of the Company or AuntMinnie.com, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

          (j) All unfunded liabilities with respect to current and former employees have been disclosed.

          (k) The Company has heretofore provided Parent with a complete and correct list of, with respect to both the Company and AuntMinnie.com, all former employees and current employees who are not actively at work, and who are entitled to benefits under one or more Company Benefit Plans, and lists the benefits to which each such employee or former employee is entitled.

          4.17 Tax Returns and Payments. The Company and its subsidiaries have duly filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined in Section 10.6) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and its subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects. The Company has paid or made adequate provision in accordance with GAAP in the financial statements of the Company for all Tax payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ending in or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company.

          4.18 Restrictions on Business Activities. There is no agreement (written or oral) except those listed in Section 4.9 of the Company Disclosure Schedule, judgment, injunction, order or decree binding upon the Company or AuntMinnie.com or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the Business by the Company or AuntMinnie.com.

          4.19 Insurance. Each of the Company and AuntMinnie.com has in full force and effect the fire and casualty insurance, business interruption insurance and directors and officers liability and all insurance required by Law covering the Business and any outstanding claims against the Company are described in the Company SEC Reports or the Company Disclosure Schedule. The Company has provided to Parent copies of the policies for such insurance and its insurance loss runs for the preceding three years.

          4.20 Labor Agreements and Actions. Neither the Company nor AuntMinnie.com is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or AuntMinnie.com. There is no strike or other labor dispute involving the Company or AuntMinnie.com pending, or to the knowledge of the Company threatened, nor has the Company or AuntMinnie.com received notice of any labor organization activity involving its employees. The Company believes that the employment of each officer and employee of the Company and AuntMinnie.com is terminable at the will of the Company.

          To the best of its knowledge, the Company and AuntMinnie.com have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other Laws related to employment, immigration, employment taxes and related matters.

          4.21 Certain Business Practices. Neither the Company nor AuntMinnie.com nor, to the knowledge of the Company or AuntMinnie.com, any of their directors, officers, employees or agents has, in connection with or furtherance of the Business: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity,
(ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment or other arrangement which could cause the Company or its affiliates to be disqualified or debarred from serving as a contractor, directly or indirectly, for any Government Entity.

          4.22 Compliance with Applicable Laws. The Business has not been, and is not currently being, conducted in material violation of any federal, state, local or foreign law, statute, rule, regulation, judgment, order, injunction, decree, arbitration award, requirement, license or permit of any Governmental Entity (collectively, "Company Permits") and no Product has been exported in violation of the applicable provisions of the U.S. export control laws. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Company's knowledge, no material change is required in the Business's processes, properties or procedures in connection with any such Company Permits, and neither the Company nor AuntMinnie.com has received any notice or communication of any material noncompliance with any such Company Permits that has not been cured as of the date hereof. The Company or AuntMinnie.com has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct the Business except where the failure to hold or obtain such would not have a Company Material Adverse Effect.

          4.23 Regulatory Compliance. The conduct of the Business, and each of the Products, is in material compliance with applicable provisions of the United States Food, Drug and Cosmetic Act and applicable regulations promulgated by the Food and Drug Administration ("FDA" and "FDA Act") and other applicable Law.
The Company and each of its facilities is registered with and licensed to operate and manufacture the Products by the FDA and under the FDA Act to the extent required by applicable Law and the Products have been manufactured in accordance with the Laboratory Best Practices Act and the Quality System Regulations promulgated by the FDA and all applicable regulations and approvals under the Laws of the Jurisdictions in which the Products are sold outside the U.S., including applicable CE marking provisions and other approvals. The Products have not (i) been adulterated or misbranded within the meaning of the FDA Act, or within the meaning of any applicable state or local law or regulation, or (ii) been manufactured or sold in material violation of any applicable Equal

Employment Opportunity requirements, including those set forth in Section 202 of Executive Order 11246, as amended. The Company has not received any written notice from the FDA to the effect that, or otherwise been advised in writing from the FDA that, it is not in material compliance with any law, rule or regulation, carrier payment manual, intermediary manual, payor bulletin or guidelines provision, including without limitation the federal Mail or Wire Fraud Acts, the Stark Laws and regulations thereunder, and any parallel or related provisions of federal, state or local Law.

          4.24  Environmental and Safety Laws.

          (a) Each of the Company and AuntMinnie.com (i) is in material compliance with all, and is not subject to any asserted liability or, to the Company's knowledge, any liability (including liability with respect to current or former subsidiaries or operations), in each case with respect to any, applicable Environmental Laws (as defined below) and Laws relating to the health and safety of its employees, (ii) holds or has applied for all Environmental Permits (as defined below) applicable to its business and properties and (iii) is in material compliance with its Environmental Permits;

          (b) neither the Company nor AuntMinnie.com has received any written notice, demand, letter, claim or request for information alleging that it is or may be in violation of, or liable under, any Environmental Law;

          (c) neither the Company nor AuntMinnie.com: (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-Person indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

          (d) neither the Company nor AuntMinnie.com owns any real property and none of the real property leased by the Company or AuntMinnie.com is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

          For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Laws" means any applicable Law in existence as of the Closing Date, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

          "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any Environmental Law.

          "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

          4.25 Brokers. Except for UBS Warburg LLC (the "Company's Financial Advisor"), no agent, broker, finder, investment banker, lawyer or other firm or person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and the fees of the Company's Financial Advisor shall not exceed $1,000,000 and reasonable out-of-pocket expenses not to exceed $85,000.

          4.26 Board Approval. The Board of Directors of the Company by resolutions duly adopted by the majority of the Board of Directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders,
(ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the Company's stockholders at the Company Special Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of
Section 203 of the DGCL. Except for Section 203 of the DGCL, which has been rendered inapplicable by the Company Board Approval, no state takeover statute is applicable to the Merger or the other Transactions.

          4.27 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received the opinion of the Company's Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and shall comply as to form with the requirements of Law for inclusion in the Company Proxy Statement, a copy of which opinion will be made available to Parent promptly after its receipt by the Company for informational purposes only.

                                   ARTICLE V

        Representations and Warranties of Parent and Merger Subsidiary


          Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

          Section 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Merger Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification material to Parent.

          Section 5.2 Authority Relative to this Agreement. Each of Parent and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

          Section 5.3  No Conflicts, Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not: (i) conflict with or violate the certificate of incorporation or by-laws of Parent and Merger Subsidiary, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Laws applicable to Parent or Merger Subsidiary or by which any property or asset of Parent or Merger Subsidiary is bound, or (iii) result in any such conflicts, Default, breaches, defaults or other occurrences of the type referred to above which would prevent or materially delay the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the HSR Act, and filing and recordation of the Certificate of Merger as required by DGCL and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a material adverse effect on the Parent or would not prevent or materially delay the consummation of the Merger.

          Section 5.4 Company Proxy Statement Information. No information supplied by Parent or Merger Subsidiary in writing for inclusion by the Company in the Company Proxy Statement, as amended or supplemented, will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or will omit to state any material fact necessary in order to make the statements contained in such information no false or misleading.

          Section 5.5 Ownership of Company Stock. Immediately prior to the execution of this Agreement and the Stockholders' Agreement by Parent and Merger Subsidiary, none of Parent or any of its affiliates (which shall not include any pension or benefit plan for employees of Parent or its affiliates): (a) "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purposes of acquiring holding voting or disposing of, in each case shares of the capital stock of the Company.


                                  ARTICLE VI

                    Conduct of Business Pending the Merger

          Section 6.1 Conduct of the Business Pending the Effective Time. From and after the date hereof, prior to the Effective Time, except as contemplated by this Agreement and set forth in Section 6.1 of the Company Disclosure Schedule or required by Law or regulation, or unless Parent shall otherwise agree in writing, the Company covenants and agrees that it shall, and shall cause AuntMinnie.com to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their Business in a manner consistent with the budgets and plans heretofore made available to Parent, including all capital expenditure and plant expansion plans, use all reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company and to protect their Technology to the end that their goodwill and on-going Business shall not be impaired in any material respect at the Effective Time.

          (a) Unless Parent shall otherwise agree in writing, prior to the Effective Time, the Company shall not, and shall not permit AuntMinnie.com, to:

               (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, purchase, redeem or otherwise acquire, other than pursuant to the exercise of Vested Company Stock Options outstanding on the date of this Agreement, any shares of capital stock of the Company or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of subsidiaries of the Company as provided in Section 7.3 or rights, warrants or options to acquire such securities;

               (ii) grant, award or enter into any compensation or change of control arrangement with any employee including the repricing of any outstanding stock options;

               (iii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock including any Company Options, any other voting securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement) or amend the terms of any such securities, rights, warrants or options or, except as described in Section 3.3(g) take any action to accelerate the vesting thereof;

               (iv) amend the certificate of incorporation or by-laws of the Company or AuntMinnie.com;

               (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate;

               (vi) subject to a Lien or sell, lease, license or otherwise dispose of or transfer any of its properties or assets or any Technology used in the Business other than in connection with: (y) the sale of Products in the ordinary course of Business, and (z) the sale of tangible personal property from inactive lines of business which are not currently used in the Business pursuant to agreements in effect as of the date of this Agreement and disclosed on Schedule 4.9 to the Company Disclosure Schedule or for consideration which is not less than the greater of the book value of the asset or its fair market value;

               (vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, guarantee any debt securities of another person, or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business under any existing credit facility including to repay existing indebtedness pursuant to the terms thereof, enter into any leases, guarantees, assumptions of indebtedness or letters of comfort or similar instruments or make any loans, advances or capital contributions to, or investments in, any other person, or compromise any material claims or litigation;

               (viii) alter, amend or delay in any material respect the implementation of its plans for capital expenditures and completion/expansion of plant and production facilities previously delivered to Parent;

               (ix) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

               (x) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Within 10 days after the end of each month following the date of this Agreement, the Company shall deliver to Parent financial statements presented on a basis consistent with the Quarterly Financial Statements and copies of any Material Contracts entered into in accordance with this Agreement during the preceding month. The Company shall promptly provide the Parent copies of all filings made by the Company with any Governmental Entity, including any Company SEC Reports.

          (c) The Company and AuntMinnie.com shall, before settling or compromising any material litigation, claim, income tax or other liability, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of Parent, which will not be unreasonably withheld or delayed. After the date of this Agreement, the Company shall promptly provide copies to Parent of all pleadings made and any public document filed in connection with all pending litigation or claim and copies of all notices or correspondence relating to insurance coverage with respect to such litigation or claims.

          Section 6.2 Company Stockholder Vote. The Company shall file the Company Proxy Statement within 10 days after the date of this Agreement, and as soon as practicable, the Company shall take all other action reasonably necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene the Company Special Meeting for the purposes of obtaining stockholder approval of the Merger and this Agreement and
Transactions.   To the extent Parent is required to by law to provide
information or can reasonably assist in the preparation of the Company Proxy Statement or the Company Special Meeting, Parent shall cooperate with the Company to do so.

          Section 6.3 Acquisition Proposals. The Company agrees that the Company shall not nor shall it authorize any of its officers, directors, employees, agents or representatives of the Company or any subsidiary (including, any investment banker, attorney or accountant retained by any of the foregoing) to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer to Stockholders of the Company, with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or AuntMinnie.com (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will notify Parent of any written Acquisition Proposals or oral Acquisition Proposals made to any officer of the Company which in either event shall include the value of the Acquisition Proposal. Promptly after the execution of this Agreement and the announcement of the Transactions, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company. Nothing contained in this Section shall prohibit Company and its Board of Directors from (i) taking and disclosing positions with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated by the SEC under the Exchange Act or making any disclosure required by Law to the Company's stockholders as determined in good faith by the Board of Directors, taking into account the advice of legal counsel to the Company, or (ii) furnishing information, including without limitation nonpublic information, to or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Company Acquisition Proposal is made by a third party that the Board of Directors of the Company determines in good faith has a good faith intention to proceed with negotiations to consider, and financial capability to consummate, such Company Acquisition Proposal, such Company Acquisition Proposal is to acquire at least (a) 50% of the consolidated assets or outstanding voting power of the Company's securities, or (b) all of the outstanding securities or assets of Aunt Minnie.com and is financially superior to the Transactions to the shareholders of the Company, as determined in good faith in each case by the Company's Board of Directors taking into account the advice of its financial advisors and legal counsel (a "Superior Proposal"), (B) the Board of Directors of Company, after duly considering the advice of legal counsel to Company, determines in good faith that such action is required for the Board of Directors of Company to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneous with furnishing such information to, or entering into discussion or negotiations with, such person or entity Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Company uses all reasonable efforts to keep Parent informed in all material respect of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Parent copies of such written proposal and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to Parent, with respect to any such information delivered to Parent pursuant to this clause (D), which confidentiality agreement shall be subject to Parent's disclosure obligations arising under applicable law or securities exchange regulations.

          6.4 Financial Information. As soon as practicable after the date hereof, the Company shall use its best efforts to cooperate and assist Parent and Parent's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of the Company prepared in accordance with GAAP and reports and consents of the Company's independent public accountants as may be necessary or deemed advisable by Parent to comply with SEC reporting and disclosure requirements. The Company shall deliver to Parent's independent public accountants and/or the Company's independent public accountants all engagement letters and management representation letters as may be reasonably requested by Parent or such accountants. The Company shall use its best efforts to cause its independent public accountants to cooperate with and assist Parent and its independent public accountants in the preparation of the financial statements contemplated by this Section 6.4.

          6.5 Inventory. The Company shall produce finished goods inventory at a rate which would cause there to be, as of February 28, 2001, six-weeks supply of Products in inventory.


                                  ARTICLE VII

                             Additional Agreements

          Section 7.1 Access to Information. From the date hereof through the Effective Time, the Company shall afford to Parent and Parent's accountants, counsel and other representatives full and reasonable access during normal business hours to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent (i) a copy of each report, Schedules and other document filed or received by it pursuant to the requirements of any law, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 7.1, not unduly interfere with the operation of the business of the Company or its subsidiaries.

          Section 7.2  Further Action; Consents; Filings.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

          (b) Parent and the Company shall, and the Company shall cause its Affiliates who are required to do so to, file as soon as practicable after the date of this Agreement but in no event more than five business days after the date of this Agreement, notifications under the HSR Act and any other applications or notices required under other Law and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to the HSR Act or any other applicable Laws for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Each of Parent, Merger Subsidiary and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable Governmental Entities as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the Governmental Entity may ask with respect to such waiver requests.

          Section 7.3 Minority Ownership in AuntMinnie.com. Prior to the Effective Time, the Company or AuntMinnie.com shall have purchased or repurchased, as the case may be, from the holders thereof, all outstanding shares or rights to acquire shares, of the capital stock of AuntMinnie.com on terms no less favorable than set forth in Section 6.1 of the Company Disclosure Schedule.

          Section 7.4 Public Announcements. On or before the Closing Date, Parent and the Company shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the transactions contemplated by this Agreement, issue any press release or make any public announcement with respect to such transactions during such period, and Parent and the Company shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by law at the time so required because of any delay on the part of the other party. The parties intend that the initial announcement of the terms of the transactions contemplated by this Agreement shall be made by joint press release of Parent and the Company.

          Section 7.5 Efforts; Consents. Prior to the Effective Date, the Company shall use its reasonable best efforts to assist Parent in its integration of the acquisition of the Company, including the prompt and orderly transition of employees, customers and suppliers of the Company's business and providing assistance to Parent in connection with the integration of the Company's lines of business and services with those of Parent.

          Section 7.6  Agreement to Defend and Indemnify.

          (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain indemnification provisions identical or superior (from the point of view of the Indemnified Parties) to those contained in the Certificate of Incorporation and By-Laws of the Company in existence on the date of this Agreement and that were provided to Parent in accordance with this Agreement and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time, are or were directors or officers of the Company or otherwise entitled to indemnification under the Certificate of Incorporation or By-Laws or Indemnification Agreements listed in Section 4.9 of the Company Disclosure Schedule, and their respective heirs, executors and personal representatives or under the Underwriting Agreement, dated November 14, 1995, between the Company and the underwriters named therein (the "Indemnified Parties"). The Company shall, to the fullest extent permitted under the DGCL and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under DGCL, to indemnify, defend and hold harmless, each Indemnified Party against any and all lawsuits, demands, actions, costs or expenses (including reasonable attorneys' fees), judgments fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, to the extent that it was based in whole or in part on the fact that such Indemnified Party is or was a director or officer of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent

(which consent will not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation will be obliged pursuant to this Section 7.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the reasonable opinion of the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          Nothing in this Agreement will prohibit the Surviving Corporation from complying with its obligations under the preceding sentence by obtaining insurance coverage under any policy maintained by Parent or any of its Subsidiaries. This Section 7.6 will survive the consummation of the Merger. Parent shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person incurred in connection with enforcing the obligations of Parent and the Surviving Corporation under this Section 7.6. Notwithstanding anything else set forth in the Agreement, this Section 7.6 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties will be entitled to enforce the covenants contained therein. For six years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.

          (b)  If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.6; provided, however, that Parent shall remain jointly and severally liable to the Indemnified Parties hereunder.

          Section 7.7  Notices of Breach.

          (a) The Company shall give prompt notice to Parent of: (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) Parent shall give prompt notice to the Company of: (i) any representation or warranty made by Parent or Merger Subsidiary contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.


                                  ARTICLE VIII

                              Conditions Precedent

          Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock;

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other material Consents from Governmental Entities which in any case are required to be received prior to the Effective Time with respect to the Transactions shall have been received; and

          (c) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.2 and shall further use their best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

          Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional conditions, unless waived by the Company, that Parent and Merger Subsidiary shall have performed in all material respects their respective agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement and except for inaccuracies that in the aggregate do not constitute a Parent Material Adverse Effect; and the Company shall have received a certificate of an officer to that effect.

          Section 8.3 Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

          (a) (i) The Company shall have performed in all respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and (ii) the representations and warranties of the Company contained in this Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except with respect to both (i) and (ii) above: (x) as contemplated by this Agreement; (y) such changes as will not cause the condition of the Company or AuntMinnie.com to materially adversely change from that represented; and (z) such changes as do not result in a Company Material Adverse Effect and (AA) such changes which are not directly attributable to the announcement of this Agreement and the Transactions (including the loss of employees or distributors) and
          (BB) such changes which are not the result from the loss of employees following the announcement of the Transactions; and Parent and Merger Subsidiary shall have received a certificate of the Chief Executive Officer of the Company to that effect.

          (b) The Stockholders' Agreement shall have been duly authorized, executed and delivered by the parties thereto other than the Parent and the Merger Subsidiary and continue in full force and effect.

          (c) There shall have been no Company Material Adverse Change since September 30, 2000, other than changes which are directly attributable to the announcement of this Agreement and the Transactions (including the loss of employees or distributors) and which are the result from the loss of employees following the announcement of the Transactions not to any action or inaction by the Company or AuntMinnie.com constituting a breach of any representation, warrant or covenant to be performed by or on behalf of the Company or AuntMinnie.com, and Parent shall have received a certificate of the President of the Company to that effect.

          (d) All consents, approvals or other requirements to the consummation of the Transactions listed in Section 8.3 of the Company Disclosure Schedule shall have been granted or received.


                                   ARTICLE IX

                       Termination, Amendment and Waiver

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders of the Company:

                    (a)  by mutual written consent of Parent and the Company;

                    (b) by the Company, upon a material breach of this Agreement on the part of Parent or Merger Subsidiary which has not been cured and which would cause the condition set forth in Section
          8.2 to be incapable of being satisfied by the Upset Date;

                    (c) by Parent, upon a material breach of this Agreement on the part of the Company set forth in this Agreement which has not been cured and which would cause the conditions set forth in Section 8.3 to be incapable of being satisfied by Upset Date;

                    (d) by Parent or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Parent and the Company to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

                    (e) by either Parent or the Company if the Merger shall not have been consummated on or before the Upset Date provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement which would cause the conditions set forth in Section 8.1 and Section 8.2 or 8.3, as applicable, to be incapable of being satisfied prior to the Upset Date;

                    (f) by either Parent or the Company if the Company Special Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required stockholder approval of this Agreement and the transactions contemplated hereby;

                    (g) by Parent, after receipt by the Company of a Superior Proposal, if (x) by the end of the seventh calendar day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to the Company's Stockholders to vote for the Merger, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal or (B) the seventh calendar day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to the Company's Stockholders to vote in favor of approval of the transactions contemplated hereby; or

                    (h) by the Company if it receives a Superior Proposal and the Company's Board of Directors determines that it would be in accordance with their fiduciary duties after considering applicable provisions of state law and taking into account the advice of legal counsel, to accept the Superior Proposal; provided, however, that: (i) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) prior to the Special Meeting, provided that the Company shall be entitled to amend the Company Proxy Statement to permit its shareholders to consider both the Transactions and the Superior Proposal and, if necessary to postpone the Company Special Meeting for such time as may be required to permit the Company stockholders to consider the amended Company Proxy Statement, and (ii) the Company shall not be permitted to terminate this Agreement after the Special Meeting, unless it has complied with the provisions of
          Section 6.3 and Section 9.3(b).

                    Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action and, to the extent required by Section 9.3 of this Agreement, shall only be effective upon payment of the fee described therein.


          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of the Company, Parent or Merger Subsidiary or their respective officers or directors except as expressly provided herein and provided that Sections 9.2, 9.3 and Article X shall survive the termination.

          Section 9.3  Fees and Expenses.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses provided, however, the aggregate fees and expenses incurred in connection with this Merger and paid or accrued by or due from the Company for transfer agent fees, paying agent fees, proxy solicitors, accountants, attorneys and the cost of printing the Company Proxy Statement shall not exceed $550,000 in the aggregate, assuming that no material Acquisition Proposal is received by the Company between the date of this Agreement and the date of the Company Special Meeting and that the SEC does not review the Company Proxy Statement.

          (b) In the event that the Company terminates this Agreement pursuant to Section 9.1(h), the Company shall pay Parent a termination fee of 4% of the aggregate Merger

Consideration, in immediately available funds no later than the third business day after notice of such termination.

          In the event that

               (i)   the Parent shall have terminated this Agreement pursuant to
     Section 9.1(e) and the Company is in material breach of its representations warranties or obligations under this Agreement which has caused the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied and
     (Y) if the Company Special Meeting has been held, Parent has not failed to exercise its proxy granted under the Stockholders Agreement, and (Z) the regulatory approvals or waiting periods set forth in Section 8.1(b) have been received or such waiting period has terminated, as the case may be; and

               (ii) at any time prior to the six-month anniversary of such termination, the Company enters into an agreement (in principle or definitive) with respect to an Acquisition Proposal or, if a tender offer, such Acquisition Proposal is announced, and in either case such transaction is ultimately consummated.

the Company shall pay Parent a termination fee of 4% of the aggregate Merger Consideration payable in immediately available funds on the date such agreement is announced or entered into.

               If the Company fails to pay when due the amount due pursuant to this Section 9.3(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.3(b), the Company shall pay to Parent or Merger Subsidiary its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate from the date such payment was required to be made.

          (c) Notwithstanding anything else set forth in this Agreement, the parties hereto agree that the provisions of this Section 9.3 shall be the sole and exclusive remedy for Parent and Merger Subsidiary for any and all claims, damages, actions, suits, proceedings, demands, costs and expenses or other liability sustained or incurred by Parent or Merger Subsidiary or their successors and assigns in connection with this Agreement or the Transactions, including those arising in contract, tort, breach of warranty or otherwise, other than claims for fraud or intentional misrepresentation.

          Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the Stockholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration, (ii) in any other way materially adversely affects the rights of the Company's Stockholders or
(iii) under applicable law would require approval of the Company's Stockholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and, with respect to any amendments to Section 7.6 with the consent of a majority of the Board of Directors of the Company as of the date of this Agreement.

          Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               General Provisions

          Section 10.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

          Lumisys Incorporated
          225 Humboldt Court
          Sunnyvale, CA 94089
          Attn: Chief Financial Officer
          Telephone: 408-733-6565
          Facsimile: 408-733-6567

     With copies to:

          Pillsbury Madison & Sutro LLP
          2440 Hanover Street
          Palo Alto, CA 94304
          Attn: Allison Leopold Tilley, Esq.
          Telephone: (650) 233-4518
          Telecopy:  (650) 233-4545

     If to the Parent, to:

          Eastman Kodak Company
          343 State Street
          Rochester, NY 14650-0208
          Attn: Kenneth K. Doolittle, Esq.
          Telephone: 716-724-1932
          Facsimile: 716-724-9448

     With a copy to:

          Nixon Peabody LLP
          P.O. Box 31051
          Clinton Square
          Rochester, NY 14604-1051
          Attn:  Deborah McLean Quinn, Esq.
          Telephone: 716-263-1307
          Facsimile: 716-263-1600

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

          Section 10.2 Entire Agreement. This Agreement, the Company Disclosure Schedule, and the Related Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          Section 10.3 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, whether by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer on any third Person beneficiary rights.

          Section 10.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law. Each of Parent and the Company hereby waives personal service of any and all process and consents that all such service of process be made by registered mail directed to the address stated in
Section 10.1 hereof and service so made shall be deemed to be completed upon actual receipt thereof. Each of the Company, Parent and Merger Subsidiary hereby consent to the personal jurisdiction of the courts of the State of Delaware and agree that such courts shall have the exclusive jurisdiction over all such matters. Each of the Company, Parent and Merger Subsidiary waive any right to a trial by jury with respect to any matter arising under this Agreement and the Transactions and shall not raise any claim of forum non conveniens or similar matter in connection with the situs of such matter in the courts of the State of Delaware.

          Section 10.5 Heading. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.6  Certain Definitions and Rules of Construction.

          (a)  As used in this Agreement:

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Acquisition Proposal" has the meaning set forth in Section 6.3.

          "Affiliate" as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

          "AuntMinnie.com" has the meaning set forth in Section 4.3.

          "Business" means the business of the Company and AuntMinnie.com as presently conducted, including the proposed development, sale and shipment of the Daylight Desktop CR.

          "CERCLA" has the meaning set forth in Section 4.24.

          "Certificate of Merger" has the meaning set forth in Section 1.3.

          "Certificates" has the meaning set forth in Section 3.3(b).

          "Code" has the meaning set forth in Internal Revenue Code of 1986, as amended and the regulations and interpretation issued thereunder.

          "Closing Date" has the meaning set forth in Section 1.2.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Benefit Plans" has the meaning set forth in Section 4.16(a).

          "Company Common Stock" has the meaning set forth in Section 3.1(a).

          "Company Disclosure Schedule" means the schedules of disclosures and exceptions to the Company's representations and warranties delivered to Parent prior to the date of this Agreement, each of which is numbered to correspond to the appropriate provisions of Article IV of this Agreement.

          "Company Material Adverse Effect" means an event, change in circumstances, or other matter which is reasonably likely to: (i) have a material adverse effect on the business, results, financial condition, or operations of the Company taken as a whole, or (ii) result in: (y) a decline in the net number of registered users of the AuntMinnie.com website by more than 10% from the number registered on the date of this Agreement, or (z) an interruption in the operation in the ordinary course of its business of the AuntMinnie.com website on 30 days or more, either consecutively or cumulatively in any three month period.

          "Company Permits" has the meaning set forth in Section 4.22.

          "Company Technology" has the meaning set forth in Section 4.11(b).

          "Consents" means any consent by, approval of, or any notice or filing with any Person required in order to effectuate the Transactions and preserve the rights of Company in the Surviving Corporation.

          "Company Board Approval" has the meaning in Section 4.26.

          "Company Proxy Statement" has the meaning in Section 4.6.

          "Company SEC Reports" has the meaning in Section 4.5(a).

          "Company Special Meeting" has the meaning in Section 4.6.

          "Company Stock Option Plans" has the meaning in Section 4.16(d).

          "Constituent Corporations" has the meaning set forth in Section 1.4.

          "Daylight DesktopCR" means the CR unit currently in the research and development stage, consisting of (i) a self-contained computed radiography unit (a phosphor plate reader or "digitizer" and a phosphor plate "eraser"), (ii) an integrated mechanism to mechanically unload and re-load a single phosphor plate from a specifically designed light-tight enclosure (i.e. "cassette"), and (iii) a desktop personal computer with, specific application software for the operation and control of the device.

          "DGCL" has the meaning set forth in Section 1.3.

          "Default" has the meaning set forth in Section 4.9.

          "Dissenting Share" has the meaning set forth in Section 3.2.

          "ERISA" shall have the meaning set forth in Section 4.16(a).

          "ERISA Affiliates" has the meaning set forth in Section 4.16(a).

          "Effective Time" has the meaning set forth in Section 1.3.

          "Environmental Laws" has the meaning set forth in Section 4.24(d).

          "Environmental Permits" has the meaning set forth in Section 4.24(d).

          "FDA" has the meaning set forth in Section 4.23.

          "FDA Act" has the meaning set forth in Section 4.23.

          "GAAP" has the meaning set forth in Section 4.5(b).

          "Governmental Entity" means any federal, state or local government or non-U.S. entity or quasi governmental authority, court or any agency or instrumentality thereof.

          "HSR Act" has the meaning set forth in Section 4.6.

          "Hazardous Materials" has the meaning set forth in Section 4.26.

          "IP Registrations" has the meaning set forth in Section 4.11(d).

          "IP Rights" has the meaning set forth in Section 4.11(d).

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law.

          "Material Contracts" has the meaning set forth in Section 4.9.

          "Merger" has the meaning set forth in the preamble to this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.1.

          "Merger Subsidiary" has the meaning set forth in the preamble to this Agreement.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Paying Agent" has the meaning set forth in Section 3.3(a).

          "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

          "Products" has the meaning set forth in Section 4.11(b).

          "Quarterly Financial Statements" has the meaning set forth in Section 4.5(c).

          "Related Agreements" has the meaning set forth in Section 4.4.

          "Superior Proposal" has the meaning set forth in Section 6.3.

          "Stockholders' Agreement" has the meaning set forth in the preamble in this Agreement.

          "Surviving Corporation" has the meaning set forth in Section 1.1.

          "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

          "Technology" has the meaning set forth in Section 4.11(b).

          "Technology-Related Assets" has the meaning set forth in Section 4.11(a).

          "Third Person Licenses" has the meaning set forth in Section 4.11(c).

          "Third Person Technology" has the meaning set forth in Section
4.11(c).

          "Transactions" has the meaning set forth in Section 4.4.

          "Upset Date" means January 31, 2001, provided, however, that if comments are received by the Company from the SEC on the Company Proxy Statement such date shall be February 28, 2001.

          (b)  Other Rules of Construction.

               (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

               (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

               (iii) This Agreement is the joint drafting product of Parent and the Company and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

               (iv) Each case in this Agreement where a contract or agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

               (v) All references in the Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

          Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                        EASTMAN KODAK COMPANY


                                        By /s/ J. Michael McQuade
                                          ____________________________
                                           J. Michael McQuade
                                           Senior Vice President


                                        SUNFISH ACQUISITION CORP.


                                        By /s/ Kenneth K. Doolittle
                                          ____________________________
                                           Kenneth K. Doolittle
                                           President


                                        LUMISYS INCORPORATED


                                        By /s/ Dean MacIntosh
                                          ____________________________
                                           Dean MacIntosh
                                           Executive Vice President

                                                                     APPENDIX B

                          OPINION OF UBS WARBURG LLC

                        [LETTERHEAD OF UBS WARBURG LLC]

                               November 9, 2000

The Board of Directors
Lumisys Incorporated
225 Humboldt Court
Sunnyvale, California 94089

Dear Members of the Board:

   We understand that Lumisys Incorporated ("Lumisys") proposes to enter into an Agreement and Plan of Merger, dated as of November 9, 2000 (the "Agreement"), by and among Eastman Kodak Company ("Kodak"), Sunfish Acquisition Corp., a wholly owned subsidiary of Kodak ("Merger Sub"), and Lumisys pursuant to which (i) Merger Sub will merge with and into Lumisys (the "Merger") and (ii) each outstanding share of the common stock, par value $0.001 per share, of Lumisys ("Lumisys Common Stock") will be converted into the right to receive $4.05 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

   You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Lumisys Common Stock.

   UBS Warburg LLC ("UBSW") has acted as financial advisor to Lumisys in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. UBSW and its affiliates in the past have provided services to Lumisys and Kodak unrelated to the proposed Merger and have received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of Lumisys and Kodak for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the underlying business decision of Lumisys to effect the Merger or constitute a recommendation to any stockholder of Lumisys as to how such stockholder should vote with respect to any matter relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or related documents or the obligations thereunder, or the form of the Merger. In rendering this opinion, we have assumed, at your direction, that Lumisys and Kodak will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and that the Merger will be validly consummated in accordance with its terms.

   In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of Lumisys Common Stock; (ii) reviewed certain publicly available business and historical financial information relating to Lumisys; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Lumisys, including estimates and financial forecasts prepared by the management of Lumisys, that were provided to or discussed with us by Lumisys and are not publicly available; (iv) conducted discussions with members of the senior management of Lumisys; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of Lumisys; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) reviewed the Agreement and certain related documents; and
(viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate. In connection with our engagement, we were requested to contact, and we held discussions with, certain third parties to solicit indications of interest in the possible acquisition of all or a part of Lumisys.

The Board of Directors
Lumisys Incorporated
November 9, 2000
Page 2

   In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Lumisys, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lumisys as to the future performance of Lumisys. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Lumisys Common Stock.

                                          Very truly yours,

                                          /s/ UBS Warburg LLC

                                          UBS WARBURG LLC

                                  APPENDIX C

                       DELAWARE GENERAL CORPORATION LAW

   SECTION 262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                           v FOLD AND DETACH HERE v

                                     PROXY

                             Lumisys Incorporated

                   Proxy Solicited by the Board of Directors for a Special Meeting of Stockholders, December 22, 2000

                 (see Proxy Statement for discussion of items)


     The undersigned hereby appoints Bala Manian, Phillip Berman and Dean MacIntosh as proxy, with power of substitution, to vote all shares of Lumisys Incorporated Common Stock which the undersigned is entitled to vote on all matters which may properly come before the Special Meeting of Stockholders of Lumisys Incorporated, or any adjournment thereof.


--------------                                                   --------------
 SEE REVERSE                                                      SEE REVERSE
     SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
--------------                                                   --------------

--------------------------------------------------------------------------------
                           v FOLD AND DETACH HERE v
[X]  Please mark
     votes as in
     this example.

--------------------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1
--------------------------------------------------------------------------------


1.  Proposal to approve the acquisition of Lumisys        FOR  AGAINST ABSTAIN
    Incorporated, a Delaware corporation ("Lumisys"),     [_]    [_]     [_]
    by Eastman Kodak Company, a New Jersey Corporation
    ("Kodak"), and to adopt and approve the Agreement and Plan of Merger dated November 9, 2000 (as it may be amended from time to time, the "Merger
    Agreement") by and among Lumisys, Kodak and Sunfish
    Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of Kodak
    ("Sunfish"), and the transactions contemplated thereby pursuant to which, among other things:

    (a)  Sunfish will merge with and into Lumisys;
    (b)  Lumisys will continue as the surviving
         corporation and will be a wholly
         owned subsidiary of Kodak;
    (c) each share of Lumisys common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will convert into the right to receive $4.05 in cash; and
    (d) each unexercised option to purchase Lumisys common stock outstanding at the effective time of the merger with an exercise price of $4.05 or less will be converted into the right to receive an amount equal to $4.05 per share less the exercise price per share of such option.

                                The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR
                                Item 1, and at the discretion of the proxies on any other matter that may properly come before the meeting.

                                     MARK HERE               MARK HERE
                                    FOR ADDRESS   [_]       IF YOU PLAN  [_]
                                     CHANGE AND              TO ATTEND
                                    NOTE AT LEFT            THE MEETING

                                NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

                                Please sign, date and return promptly in the accompanying envelope.


                                Signature:  _______________  Date: ____________

                                       1